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                                                                 EXHIBIT 10(gg)

THE YEAR TWO THOUSAND ONE (2001), the second (2nd) day of May.

Before Mtre. Robert Coulombe, the undersigned Notary, practising in the Province of Quebec, in the City and District of Montreal.

APPEARED:      VILLE DE MONTREAL, a legal person established in the public interest pursuant to the CHARTER OF THE CITY OF MONTREAL,
               (1959-60), chapter 102 of the Statutes of Quebec, the principal address of which is 275 Notre-Dame St. E., Montreal, Province of
               Quebec, H2Y 1C6, herein acting and represented by Diane Charland, clerk, duly authorized for the purposes hereof pursuant to resolution No. CO 01 00889 adopted by the Municipal Council at its meeting held on April 17, 2001, session of April 19, 2001, a certified copy of which resolution remains attached hereto after being recognized as a true copy and signed NE VARIETUR by the said representative and the undersigned Notary,

                                         (hereinafter referred to as the "CITY")

                                                              OF THE FIRST PART;

AND: PARC SIX FLAGS MONTREAL LLP, represented by its general partner, PARC SIX FLAGS MONTREAL INC., a duly constituted corporation having its head office in the City of Montreal, herein acting and represented by James M. Coughlin, its General Counsel, Vice President and

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               Secretary, duly authorized for the purposes hereof pursuant to a resolution adopted by its Board of Directors at a meeting held on the thirtieth (30th) day of April, two thousand one (2001), a copy of which remains attached hereto after being recognized as a true copy and signed NE VARIETUR for the purpose of identification by the said representative and the undersigned Notary,

                                                     (hereinafter referred to as
                                                       the "EMPHYTEUTIC LESSEE")

                                                              OF THE SECOND PART

THE PARTIES DECLARE AS FOLLOWS:

WHEREAS the City is the owner of the Immoveable described in Article 28 hereof (the "IMMOVEABLE");

WHEREAS the City and SPI have entered into an Agreement for the Purchase of Assets with the Emphyteutic Lessee as of May 2, 2001;

WHEREAS the said Agreement for the Purchase of Assets provides that the City and the Emphyteutic Lessee shall execute the Agreement in accordance with the terms and conditions hereof;

NOW THEREFORE, THIS AGREEMENT WITNESSETH:

                                    ARTICLE 1
                                 INTERPRETATION

1.1. The following words and expressions, where used in the Agreement (including the preamble), shall have the meaning indicated unless the context requires otherwise:

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        1.1.1  "AGREEMENT" means this Deed of Emphyteusis as well as the schedules hereto;

        1.1.2 "AGREEMENT FOR THE PURCHASE OF ASSETS" means the agreement for the purchase of assets entered into as of May 2, 2001 between the Emphyteutic Lessee as party of the First Part and SPI and the City collectively and solidarily as party of the Second Part;

        1.1.3 "BUSINESS" has the meaning ascribed to that word in paragraph 9.1 hereof;

        1.1.4 "CLAIMS" has the meaning ascribed to that word in paragraph 3.6 hereof;

        1.1.5  "COMPLEX" means the Immoveable and the Improvements;

        1.1.6 "CONSTRUCTIONS" means the Existing Structures, Initial Constructions, the constructions, buildings, infrastructures, sidewalks, paving, driveways, outdoor lighting, walkways and the like as well as all additions and other improvements thereto (except for the Emphyteutic Lessee's Improvements) and constructions which may be made to the Immoveable or to the Initial Constructions and any restoration and reconstruction thereof;

        1.1.7 "DEFAULT" has the meaning ascribed to that word in paragraph 18.1 hereof;

        1.1.8  "DIRECTOR" has the meaning ascribed to that word in paragraph
               4.1.1 hereof;

        1.1.9  "EMBANKMENT" has the meaning ascribed to that word in paragraph
               17.8 hereof;

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        1.1.10 "EMPHYTEUTIC LESSEE" means Parc Six Flags Montreal LLP, its successors and assigns;

        1.1.11 "EMPHYTEUTIC LESSEE'S IMPROVEMENTS" has the meaning ascribed to that expression in sub-paragraph 4.1.1;

        1.1.12 "ENVIRONMENTAL LAW" has the meaning ascribed to that expression in paragraph 16.1 hereof;

        1.1.13 "EXISTING STRUCTURES" has the meaning ascribed to that expression in Article 28;

        1.1.14 "FACILITIES" has the meaning ascribed to that word in paragraph
               17.1 hereof;

        1.1.15 "GUARANTOR" means Six Flags, Inc.;

        1.1.16 "HYPOTHECARY CREDITOR" means any creditor of any loan guaranteed by a hypothec granted by the Emphyteutic Lessee with respect to the Agreement or on all or part of the Complex;

        1.1.17 "IMMOVEABLE" means the immoveable described in Article 28 hereof and, for greater certainty, includes the Existing Structures;

        1.1.18 "IMPROVEMENTS" means the Constructions (except for the Existing Structures) and the Emphyteutic Lessee's Improvements;

        1.1.19 "INDEMNIFIED PARTY" has the meaning ascribed to that expression in paragraph 3.6 hereof;

        1.1.20 "INDEMNIFYING PARTY" has the meaning ascribed to that expression in paragraph 3.6 hereof;

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        1.1.21 "INITIAL CONSTRUCTIONS" has the meaning ascribed to that expression in paragraph 4.1.1 hereof;

        1.1.22 "INVESTMENT" has the meaning ascribed to that word in paragraph
               4.1 hereof;

        1.1.23 "INVESTMENT PROGRAM" has the meaning ascribed to that expression in sub-paragraph 4.1.1 hereof

        1.1.24 "LEASES" has the meaning ascribed to that word in paragraph 18.4 hereof;

        1.1.25 "LETTER OF CREDIT" has the meaning ascribed to that expression in paragraph 4.1.5 hereof;

        1.1.26 "MARINA" has the meaning ascribed to that word in paragraph 11.1 hereof;

        1.1.27 "MARINA LAND" has the meaning ascribed to that expression in sub-paragraph 11.1 hereof;

        1.1.28 "MEMBER OF THE SAME GROUP" has the meaning ascribed to that expression in paragraph 29.2 hereof

        1.1.29 "MUNICIPAL REVENUES" has the meaning ascribed to that expression in sub-paragraph 27.1.1a) hereof

        1.1.30 "NOTICE OF TERMINATION" has the meaning ascribed to that expression in paragraph 18.1 hereof;

        1.1.31 "PARKING LOT" has the meaning ascribed to that expression in paragraph 10.1 hereof;

        1.1.32 "PRELIMINARY NOTICE" has the meaning ascribed to that expression in paragraph 18.1 hereof;

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        1.1.33 "PRICE" means the total price of the emphyteusis set forth in
               Article 27 hereof;

        1.1.34 "RIDES" has the meaning ascribed to that word in sub-paragraph 4.1.1;

        1.1.35 "SCULPTURE" has the meaning ascribed to that word in paragraph
               12.1 hereof;

        1.1.36 "SIX FLAGS PARKS" has the meaning ascribed to that expression in sub-paragraph 8.2.4 hereof;

        1.1.37 "SPI" means Societe du Parc des Iles;

        1.1.38 "THIRD PARTY" means a person who is dealing at arm's length within the meaning of Section 251 of the Income Tax Act (Canada);

        1.1.39 "TRUSTEE" has the meaning ascribed to that expression in sub-paragraph 8.6.1 hereof.

1.2. CURRENCY. All monetary amounts mentioned in the Agreement refer to and shall be paid in Canadian dollars;

1.3. EXTENDED MEANING. In the Agreement, words importing the singular number shall include the plural and vice versa and words importing the use of any gender shall include all genders;

1.4. HEADINGS. The dividing of the Agreement into Articles, sections, paragraphs and sub-paragraphs as well as the use of headings are for convenience of reference only and shall not constitute a part of the Agreement for any other purpose including its interpretation. Unless otherwise indicated, all references to Articles, sections, paragraphs and sub-paragraphs herein refer to those of the Agreement;

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1.5.    SCHEDULES. The schedules attached to the Agreement shall constitute an integral part hereof as if recited herein at length.

                                    ARTICLE 2
                                   EMPHYTEUSIS

2.1. The City constitutes in favour of the Emphyteutic Lessee an emphyteusis on the Immoveable on the conditions contained herein.

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

3.1. The City represents and warrants the following to the Emphyteutic Lessee and acknowledges that the Emphyteutic Lessee is relying on such representations and warranties with respect to the Agreement.

        3.1.1 CONSTITUTION, ORGANIZATION AND POWERS The City is a duly constituted and validly existing legal person which is in good standing and has the power and authority to own the Immoveable, enter into the Agreement and perform its obligations hereunder.

        3.1.2 NECESSARY AUTHORIZATION The City has taken or caused to be taken all actions required to authorize its execution of the Agreement, as well as the performance of all of its obligations hereunder.

        3.1.3  ENFORCEABLE AGREEMENT

               3.1.3.1 The Agreement has been duly executed by the City and it constitutes, upon its execution, a valid and binding agreement of the City, enforceable against the City in accordance with its terms.

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               3.1.3.2   Neither the execution of the Agreement by the City, nor
                         the performance by the City of its obligations hereunder shall:

                         3.1.3.2.1 contradict or infringe the terms or
                                   provisions of the City's charter,
                                   incorporating instruments, by-laws,
                                   resolutions or other legal requirements to which the City may be bound;

                         3.1.3.2.2 require the approval, consent, authorization
                                   or other order or measure of a tribunal, government authority or regulatory body which has not been obtained as of the execution of the Agreement;

                         3.1.3.2.3 infringe the provisions of an applicable
                                   statute or regulation of any authority having jurisdiction over the City.

        3.1.4 RESIDENCE OF CITY: The City is not a non-resident within the meaning of the INCOME TAX ACT (Canada).

        3.1.5 TITLE TO PROPERTY: The City has good and valid title as owner of the Immoveable, free of any hypothec, surety interest, conditional sale or title retention agreement or other charge, encumbrance or real right of any nature whatsoever with the exception only of the prohibition against building and limitations as to the height of buildings on the Immoveable described in the deed

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               published at the Chambly Registry Office under number 295119.

        3.1.6 GOVERNMENT AND OTHER APPROVALS: No consent, approval or authorization of any person whomsoever, and in particular no consent, approval or authorization of any government organization or regulatory authority in Canada, is required with respect to the execution by the City hereof, the performance of its obligations hereunder or the completion of the transactions contemplated herein.

        3.1.7 ORDERS OR NOTICES IN EFFECT: Except with respect to the requirement of Les Ponts Jacques-Cartier and Champlain Incorporee to demolish the building described in paragraph 7.3 hereof (the said requirement shall remain the exclusive responsibility of the City to the complete exoneration of the Emphyteutic Lessee, notwithstanding any provision to the contrary herein or elsewhere) and except for that described in Schedule 3.1.7 attached hereto after being recognized as a true copy and signed NE VARIETUR by the representatives of the parties and the undersigned Notary, no notice, order or similar requirement in force issued by an authority in matters of construction, environment, fire, health or labour, or otherwise directly or indirectly relating to the Immoveable, by any authority whatsoever, notably a police or fire authority or any other federal or provincial authority, which may have a material impact on the Immoveable or otherwise, affects the Immoveable and, to the City's knowledge, there are no discussions with any such authority with respect to any similar notice, order or requirement and neither the City nor SPI has any

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               reason to believe any such notice, order or requirement may be issued.

               For the purpose of this sub-paragraph 3.1.7, "to the City's knowledge" means the knowledge of Mr. Marcel Caron, after making due inquiry.

        3.1.8 NO DEBTS: There is no undertaking, debt or other liability of the City or SPI or relating to the Immoveable for which the Emphyteutic Lessee may become responsible as of, due to or after the execution hereof except as contemplated in the Agreement for the Purchase of Assets.

        3.1.9 ABSENCE OF PROCEEDINGS: Except as set out in Schedule 3.1.9 hereof which is attached hereto after being recognized as a true copy and signed NE VARIETUR by the representatives of the parties and the undersigned Notary (all of which shall remain the exclusive responsibility of the City to the complete exoneration of the Emphyteutic Lessee, notwithstanding any provision to the contrary herein or elsewhere), there are no pending or outstanding proceedings against the City or SPI with respect to the Immoveable before any tribunal, department, commission, board or agency, at the federal, provincial, municipal or other level of government, or before an arbitrator or arbitration tribunal, nor, to the City's knowledge, are any such proceedings contemplated.

               For the purpose of this sub-paragraph 3.1.9, "to the City's knowledge" means the knowledge of Mr. Marcel Caron, after making due inquiry.

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        3.1.10 ABSENCE OF OPTION OR OTHER RIGHT: Other than the Agreement, there is no contract, option or other right which requires the City or which may require the City at any time in the future to sell, transfer, assign, pledge, encumber, hypothecate or alienate the Immoveable in whole or in part or to charge or otherwise encumber the Immoveable or any part thereof in any other manner.

        3.1.11 COMPLIANCE WITH THE LAW: With the exception of that set forth in
               Schedule 3.1.7 hereof, neither the City nor SPI has received any notice that the Immoveable contravenes any applicable law, regulation, policy or guideline, subject to any minor contravention which will not affect the operation of the Business in a material manner.

        3.1.12 FINDER'S FEE AND COMMISSIONS: The City is not party to any agreement according to which a finder's fee or commission may be payable to any person whomsoever in connection with the execution hereof and the transactions contemplated herein, subject to the agreement with Groupe Millenium pursuant to which finder's fees are payable by the Emphyteutic Lessee to Groupe Millenium in connection with the Agreement for the Purchase of Assets.

        3.1.13 ENVIRONMENTAL MATTERS:

               To the City's knowledge, the City and SPI have delivered to the Emphyteutic Lessee copies of all environmental reports and all other comparable materials they hold or control regarding any environmental matter with respect to the Immoveable and any activity thereon.

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               The City in no way guarantees the accuracy of the delivered documents.

               For the purpose of this sub-paragraph 3.1.13, "to the City's knowledge" means the knowledge of Mr. Ronald Dubeau, Division Chief at the Montreal Service for the Prevention of Fires, Mr. Serge Barbeau, Section Engineer, Laboratory Section and Mr. Guy Ouellette, Division Chief, Service of Urban and Economic Development, after making due inquiry.

        3.1.14 GST AND QST - The City is duly registered under the Excise Tax Act (Canada) and the Quebec Sales Tax Act and its registration numbers are the following:

                    G.S.T.:    121364749

                    Q.S.T.:    1006001374TQ0002

3.2. SURVIVAL OF THE CITY'S REPRESENTATIONS AND WARRANTIES: The City's representations and warranties contained in paragraph 3.1 or elsewhere in the Agreement shall remain in effect following the conclusion hereof and, notwithstanding such conclusion, shall continue to have full effect for the benefit of the Emphyteutic Lessee for a period of eighteen (18) months after the date the Agreement is executed, following which the City and SPI shall be released from any obligations and responsibilities hereunder with respect to such representations and warranties with the exception of (i) any Claim made by the Emphyteutic Lessee in writing before the expiry of such period and (ii) the exceptions disclosed in
        Schedule 3.1.9 hereto, breach of the environmental representations and warranties in sub-paragraph 3.1.13 hereof, a failure to fulfil the demolition requirement contemplated in sub-paragraph 3.1.7, the infringement of the authorization and enforceability warranties

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        described in sub-paragraphs 3.1.1 to 3.1.4 and 3.1.6 and the infringement of the title warranty described in sub-paragraph 3.1.5, in respect of all of which there shall be no time limitation for the making of Claims.

3.3. The Emphyteutic Lessee represents and warrants the following to the City and acknowledges that the City is relying on such representations and warranties in connection with the Agreement:

        3.3.1 CONSTITUTION AND ORGANIZATION - The Emphyteutic Lessee is a duly constituted and organized limited partnership which validly exists under the laws of Quebec and which has the necessary power to enter into the Agreement and perform its obligations hereunder.

        3.3.2 AUTHORIZATION -The Emphyteutic Lessee has taken or caused to be taken all actions required to authorize its execution of the Agreement and the performance of its obligations hereunder.

        3.3.3  ENFORCEABLE AGREEMENT -

               3.3.3.1 The Agreement has been duly executed by the Emphyteutic Lessee and it constitutes, upon its execution, a valid and binding obligation of the Emphyteutic Lessee which is enforceable against it according to its terms.

               3.3.3.2 Neither the execution of the Agreement by the Emphyteutic Lessee nor the performance of its obligations hereunder shall:

               a) contradict or infringe the terms or provisions of the Emphyteutic Lessee's incorporating instrument or by-laws;

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               b)   require the affirmative approval, consent, authorization or other order or measure of a tribunal, government authority or regulatory body which has not been obtained as of the date the Agreement is executed;

               c) infringe the provisions of a relevant statute or regulation of an authority having jurisdiction over the Emphyteutic Lessee.

        3.3.4 LITIGATION - There are no proceedings outstanding or pending against or with respect to the Emphyteutic Lessee nor any judgement, decree, injunction or order of a tribunal, department, commission, agency, arbitrator or arbitration board against the Emphyteutic Lessee which could adversely affect the ability of the Emphyteutic Lessee to enter into the Agreement or carry out the transactions contemplated herein and the Emphyteutic Lessee is unaware of any grounds on which such proceedings could be taken.

        3.3.5 GST AND QST- The Emphyteutic Lessee is duly registered under the Excise Tax Act (Canada) and the Quebec Sales Tax Act and its registration numbers are:

                    G.S.T.:    143958742 RT

                    Q.S.T.:    1087441454 TQ 0001

        3.3.6 FINDER'S FEE AND COMMISSIONS: The Emphyteutic Lessee is not party to any agreement according to which a finder's fee or commission may be payable to any person whomsoever in connection with the execution hereof and the transactions contemplated herein, subject to the agreement with Groupe Millenium pursuant to

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               which finder's fees are payable by the Emphyteutic Lessee to
               Groupe Millenium in connection with the Agreement for the Purchase of Assets.

3.4. SURVIVAL OF EMPHYTEUTIC LESSEE'S REPRESENTATIONS AND WARRANTIES: The Emphyteutic Lessee's representations and warranties described in paragraph 3.3 or elsewhere in the Agreement shall remain in effect after the conclusion of the Agreement and, notwithstanding such conclusion, shall continue to have full effect for the benefit of the City for a period of eighteen (18) months after the date the Agreement is executed, following which the Emphyteutic Lessee shall be released from any obligations and responsibilities hereunder with respect to such representations and warranties with the exception of (i) any Claim made by the City in writing before the expiry of such period and (ii) any failure to respect the declarations and warranties in sub-paragraphs
        3.3.1 to 3.3.3 with respect to which there shall be no limit for presenting Claims throughout the term of the Agreement.

3.5. EXTENSION OF WARRANTY - If a Claim is made by a party with respect to any representation or warranty within the time limits contemplated herein, the representation or warranty shall remain applicable with respect to such claim until final settlement thereof.

3.6. INDEMNIFICATION - The City agrees in favour of the Emphyteutic Lessee and the Emphyteutic Lessee agrees in favour of the City (the Party which undertakes to indemnify the other Party being referred to as the "INDEMNIFYING PARTY" and the Party to be indemnified being referred to as the "INDEMNIFIED PARTY") to indemnify and hold harmless the Indemnified Party as and from the date of execution hereof from and against any claim, demand, action, cause of action, damage, loss, cost (including reasonable legal fees), liability, order or expense (collectively referred to as the "CLAIMS" or individually as a "CLAIM") which may be made or

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        instituted against the Indemnified Party or which may be suffered or incurred by the Indemnified Party due to or as a result of (i) the failure by the City to comply with any of its undertakings pursuant to the Agreement or (ii) an inaccuracy or infringement of a representation or warranty given by the Indemnifying Party hereunder.

3.7. LIMITATION OF LIABILITY - Notwithstanding any provision to the contrary contained herein, the foregoing obligations to indemnify and hold harmless are:

        a) subject to the limits contained in paragraphs 3.2 and 3.4 with respect to the survival of the parties' representations and warranties; and

        b) subject to the requirement that the Indemnifying Party be informed, with respect to any Claim made by a Third Party, within a reasonable delay of all material information relating thereto and that it has the opportunity to set up a defence or transact in its name with respect to the Third Party Claim.

                                    ARTICLE 4
                               OBLIGATION TO MAKE
                         IMPROVEMENTS TO THE IMMOVEABLE

4.1. The Emphyteutic Lessee agrees to carry out an investment program for the Immoveable involving the investment of at least NINETY MILLION DOLLARS ($90,000,000) (the "INVESTMENT"), the whole in accordance with the laws and regulations in effect and according to the following terms:

        4.1.1 Within one year following the execution of the Agreement, the Emphyteutic Lessee shall submit to the Director General of the City (the "DIRECTOR") an investment program for the Immoveable describing the Investment,

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               subject to the Emphyteutic Lessee's right to amend, replace, delete from or add to same at any time and from time to time without significantly decreasing the monetary value (the said program so amended or replaced from time to time being referred to as the "INVESTMENT PROGRAM"). The purpose of the review of the Investment Program by the City shall be to ensure that the value of the Investment is at least NINETY MILLION DOLLARS ($90,000,000) calculated according to the provisions of this sub-paragraph 4.1.1 and the Director shall inform the Emphyteutic Lessee in writing within thirty (30) days of receipt of the Investment Program whether or not he is satisfied that the Investment Program includes an Investment of at least NINETY MILLION DOLLARS ($90,000,000). If the Director is not so satisfied, his opinion shall give the specific reasons for his dissatisfaction. The Emphyteutic Lessee shall then have the option of submitting an amended Investment Program and the foregoing provisions shall apply, or to submit the dispute to mandatory arbitration according to the provisions of the CODE OF CIVIL PROCEDURE OF QUEBEC.

               The Investment Program shall include non-temporary Constructions (excluding all Initial Structures) of the Immoveable, the initial cost of which shall be at least TEN MILLION DOLLARS ($10,000,000) (the "INITIAL CONSTRUCTIONS"). The City and the Emphyteutic Lessee acknowledge that the Initial Constructions must permanently increase the value of the Immoveable. For greater certainty, the Constructions do not and shall never be deemed to include any rides, attractions, games or amusement facilities of any sort or nature

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               whatsoever and however affixed to, or installed on, the
               Immoveable including, without limitation, any equipment, apparatus, mechanism, motor or other power source, machinery, fixture, base, accessory or other installation whatsoever, in any way related thereto or required for their use or operation and any additions, alterations and improvements thereto, (collectively the "RIDES") nor any other installation, construction, equipment or material capable of being dismantled, nor any furniture or other moveable assets (the said moveable assets and the Rides being collectively referred to as the "EMPHYTEUTIC LESSEE'S IMPROVEMENTS").

               The parties agree that up to EIGHTY MILLION DOLLARS ($80,000,000) of the Investment, at the sole option and discretion of the Emphyteutic Lessee, may only be comprised of the Emphyteutic Lessee's Improvements.

               All the work the Emphyteutic Lessee performs with respect to the Existing Structures shall form part of the costs of the Investment. All costs incurred by the Emphyteutic Lessee with respect to the Investment (including, for greater certainty, the Initial Constructions), notably all soft and hard costs, consulting, engineering, architect, legal and permit costs, all capital costs, demolition costs, the cost of land preparation and generally all costs according to generally recognized accounting principles in Canada shall be accounted for and are included in the Investment. All costs (calculated as provided above) related to the Investment incurred by the Emphyteutic Lessee before and after the submission of the Investment Program to the City but before receiving

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               a favourable opinion from the Director or as determined by arbitration, as the case may be, shall also be accounted for and included in the Investment. The costs incurred by the Emphyteutic Lessee before the execution of the Agreement and the recurrent operating expenditures of the Business shall not form part of the Investment.

               All improvements, facilities, constructions and work made or done by or on behalf of the Emphyteutic Lessee with respect to the Immoveable as well as all equipment, accessories, machinery and other assets brought by or on behalf of the Emphyteutic Lessee shall necessarily constitute either Constructions or Emphyteutic Lessee's Improvements. In case of doubt, the foregoing shall be deemed to constitute Emphyteutic Lessee's Improvements. For greater certainty, all restoration, repair, replacement, demolition, renovation or addition work to a Construction or to an Emphyteutic Lessee's Improvement shall be and shall be deemed to be a Construction or Emphyteutic Lessee's Improvement respectively, as the case may be

        4.1.2 The Investment Program shall, in general terms, describe the different elements of the Investment and contain an estimate of the various expenditure items. The Emphyteutic Lessee shall provide the City, from time to time, with the changes it has made to the initial Investment Program given to the City.

        4.1.3 The Emphyteutic Lessee shall invest the amounts contemplated in the Investment Program which have received the favourable opinion of the Director or as determined by arbitration, as the case may be, within four

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               (4) years of the said opinion or arbitration decision, as the case may be.

        4.1.4 The Emphyteutic Lessee shall provide the City annually, at its expense, with a statement of the disbursements and costs incurred with respect to the Investment, produced by the outside auditors of the Emphyteutic Lessee, who shall be a recognized firm of chartered accountants, as long as the said statement has not demonstrated to the reasonable satisfaction of the City that the Investment has been made in accordance with the Investment Program.

        4.1.5 The Emphyteutic Lessee's obligation to make the Investment shall be guaranteed by a Letter of Credit cashable in Montreal, issued by a Canadian chartered bank, the whole according to the form and contents acceptable to the City, or any other document acceptable to the City at its sole and complete discretion (the "LETTER OF CREDIT") and, for such purpose, a Letter of Credit covering the first year of the Agreement has already been given to the City concurrently with the execution of the Agreement in an amount of NINE MILLION DOLLARS ($9,000,000), which amount shall be reduced annually by ten per cent (10%) of the amount invested with respect to the Investment by the Emphyteutic Lessee during the preceding year. To this effect, the Emphyteutic Lessee shall provide the City with all necessary documentation. The City may, without notice to the Emphyteutic Lessee being required, cash in the Letter of Credit if it is not renewed thirty (30) days before its maturity or if the City receives a notice from the issuer to the effect that it will not be renewed

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                                      -21-

               at maturity and another letter of credit is not provided to it before the said maturity.

        4.1.6 The plans and specifications for the Constructions shall comply with the by-laws in force when the necessary permits are obtained.

        4.1.7 All the above time limits shall be of the essence and constitute an essential condition of the Agreement, without which the City would not have signed the Agreement, unless the Emphyteutic Lessee is prevented by a fortuitous event, superior force or any event beyond the control of the Emphyteutic Lessee, a change in the law or delayed for any reason, event or circumstance attributable to the City or to any other government agency having jurisdiction, in all of which cases the time limits shall be extended by a period equal to the period of prevention taking, however, into consideration that the Emphyteutic Lessee shall not be required to carry out any Initial Constructions, Emphyteutic Lessee's Improvements or other work comprised in the Investment during the period from May 1st to September 30th inclusively, and the foregoing shall not have the effect of extending the four (4) year delay contemplated in sub-paragraph 4.1.3 except according to the provisions of this sub-paragraph 4.1.7.

               Should the Emphyteutic Lessee fail to perform its obligations under this paragraph 4.1, including the obligation to make the Investment and build the Initial Constructions in the manner and within the time limits mentioned above, the City may, upon one hundred and twenty (120) days' notice served on the Emphyteutic Lessee and any Hypothecary Creditor, and subject to its

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                                      -22-

               other rights and recourses, cash the Letter of Credit and terminate the Agreement according to the provisions and delays prescribed in Article 18 hereof. The City may not, however, attempt to terminate the Agreement or cash the Letter of Credit if, during the said one-hundred twenty (120) day period, the Emphyteutic Lessee deposits with the Trustee, or with another trustee reasonably acceptable to the parties, the unspent remainder of the Investment, in which case the said amount shall only be released to the Emphyteutic Lessee progressively as costs are incurred with respect to the Investment, it being understood that the Investment shall be completed, subject to the provisions of this sub-paragraph 4.1.7, within five (5) years as of the date of the favourable opinion of the Director with respect to the Investment Program or the arbitration decision, as the case may be, failing which the unspent remainder of the Investment shall be remitted by the Trustee to the City at the latter's request.

        4.1.8 During the term hereof, the Emphyteutic Lessee shall have the right at any time and from time to time to demolish, modify, replace, remove, dismantle, expand, upgrade or diminish any Emphyteutic Lessee Improvement, the Constructions (including any Emphyteutic Lessee's Improvements and Constructions not erected, made, done or installed pursuant to the Investment) and any of the Existing Structures, provided such work is carried out during the normal course of the operation of the Business.

        4.1.9 At the expiry of the term of the Agreement, the Emphyteutic Lessee shall have the right to remove, no later

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                                      -23-

               than the expiry date, all or part of the Emphyteutic Lessee's Improvements from the Immoveable. Should the Agreement be terminated, including further to a Default by the Emphyteutic Lessee which has not been cured within the time contemplated in
               Article 18, the Emphyteutic Lessee shall have the right, during a period of one hundred twenty (120) days of such termination, to remove from the Immoveable all or part of the Emphyteutic Lessee's Improvements. Any Emphyteutic Lessee's Improvements which have not been removed within the aforesaid time limit shall be deemed to be abandoned and, subject to the rights of any other person, the said Emphyteutic Lessee's Improvements, shall become the property of the City without recourse or further consideration. It is understood that all the Emphyteutic Lessee's Improvements (including the Emphyteutic Lessee's Improvements which have not been erected, made, done or installed in connection with the Investment) shall be and at all times remain, subject only to the foregoing provisions, the property of the Emphyteutic Lessee.

        4.1.10 At the expiry of the term hereof or any other termination hereof, including without limitation any termination by reason of a Default of the Emphyteutic Lessee which is not cured within the time limit contemplated in Article 18, all Constructions then located on the Immoveable shall remain thereon as the property of the City without compensation. The Emphyteutic Lessee covenants and agrees that the Constructions so left on the Immoveable shall have, subject to any termination of the Agreement in accordance with the provisions of paragraph 8.10, an initial cost (calculated in accordance

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                                      -24-

               with the provisions of sub-paragraph 4.1.1 hereof) of at least TEN MILLION DOLLARS ($10,000,000).

                                    ARTICLE 5
                                      TAXES

5.1. The Emphyteutic Lessee shall, as of May 1, 2001 and for the period up to the expiry of the Agreement for any reason whatsoever, pay all the taxes, surtaxes, fees, royalties, permits, levies or contributions of any nature whatsoever which are or may be levied against the Complex and the Business.

                                    ARTICLE 6
                             MAINTENANCE AND REPAIRS

6.1.    Subject to the provisions of sub-paragraphs 4.1.8, paragraphs 7.3 and
        7.4 and paragraph 8.10 hereof, the Emphyteutic Lessee shall, throughout the term of the Agreement, at its expense, keep the Immoveable and the Constructions (including the Constructions made by the Emphyteutic Lessee which it was not required to make under the Agreement) in good condition (and, to this end, to make all necessary repairs), except for normal wear and tear and except for the Existing Structures which the Emphyteutic Lessee decides to demolish in connection with its operation of the Business. The City may, without obligation, upon prior written notice and at appropriate times, all parties acting reasonably, conduct periodic inspections of the state of the Immoveable and the Constructions.

6.2. Subject to the provisions of sub-paragraph 4.1.8 and paragraph 8.10 hereof, the Emphyteutic Lessee shall, throughout the term of the Agreement, ensure that the Emphyteutic Lessee's Improvements located on the Immoveable from time to time are in good

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                                      -25-

        condition, except for normal wear and tear, and for such purpose, it shall make all necessary repairs.

                                    ARTICLE 7
                             STATE OF THE IMMOVEABLE

7.1. The Emphyteutic Lessee and the City agree that the Immoveable is being conveyed to the Emphyteutic Lessee with legal warranty as to title only, the Emphyteutic Lessee is taking the Immoveable in the state in which it is found, without warranty as to quality, at its risk and peril, declaring that it has seen and examined it and is satisfied therewith. The City hereby assigns to the Emphyteutic Lessee any and all warranty rights relating to the work performed by Third Parties on the Existing Structures or property acquired which is integrated into the existing Structures.

7.2. The parties covenant and agree that the Emphyteutic Lessee is not required to and shall not prepare or have prepared a report on the Immoveable.

7.3. The Emphyteutic Lessee shall have the building outlined in red on the plan attached hereto as Schedule 7.3, after being recognized as a true copy and signed NE VARIETUR by the representatives of the parties hereto and the undersigned Notary, demolished. Subject to obtaining all permits and other authorizations required by law, the said demolition work shall be completed no later than December 31, 2002. The cost of the demolition and landscaping shall be the object of an adjustment in connection with the Agreement for the Purchase of Assets.

7.4. Notwithstanding any provision to the contrary, the City shall, at its expense, before December 31, 2001, complete the demolition of the building outlined in blue on the plan attached hereto as Schedule 7.3. The City shall leave the area occupied by the said building

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                                      -26-

        which is on the Immoveable in good condition and free of debris, as soon as the demolition is completed. The Emphyteutic Lessee may, at its risk and peril, use the part of the said buildingwhich is on the Immoveable, subject to any notice to the contrary which may be given by a competent authority, up to the date the demolition work begins.

        The Emphyteutic Lessee shall allow access to the City, its employees and contractors at reasonable times for the demolition of the said building. The City shall be liable for all damage caused to the Complex during or at the time of the demolition of the said building as well as for all Third-Party claims and all liability toward Third Parties with respect to the said building (except for the part which shall remain under the Emphyteutic Lessee's care until its demolition) and its demolition and the City shall indemnify the Emphyteutic Lessee for the foregoing; such material damage and such claims and liability shall be deemed to constitute Claims hereunder.

                                    ARTICLE 8
                                    INSURANCE

8.1. In order to protect the City's interests in the Constructions and protect it from civil liability, the Emphyteutic Lessee agrees to purchase, before the work begins, and to maintain in effect throughout the duration of the work, at its expense, the following insurance policies:

        8.1.1 builder's all risk insurance covering damage to the Constructions being built, renovated or installed for each of the projects or in the form of wrap-up insurance for all the projects. The amount of insurance purchased shall be representative of the full value of the said project or all the projects upon completion of the work.

               The said policy shall name as insured the Emphyteutic Lessee and, as additional insureds according to their respective interests, the City, the client and the general contractor and its sub-contractors, if all the work to be performed is entrusted to a general contractor. The wording of the builder's risk insurance shall in no event be less broad than that of the IBC 4042 form or any form in replacement thereof, to which the endorsements relating to ground movement and flooding shall have been added. The insurer shall waive its subrogation right against the City. The said policy shall also include insurance protection against business interruption caused by construction or site delays. The said policy may contain one or more deductibles which shall not exceed $100,000 per event to be deducted from each claim, which deductibles shall be for the sole account of the Emphyteutic Lessee; and

        8.1.2 "wrap up" civil liability protection against the financial consequences of civil liability for which the insureds are responsible as a result of construction, renovation and installation activities related to the Constructions due in particular to bodily harm, damage to property and personal injury. Depending on the nature of the work, an endorsement with respect to pollution liability shall be added if available at a commercially reasonable rate. The said policy shall name as insured the Emphyteutic Lessee and as additional insureds, according to their respective interests the City, the client, the general contractor and its subcontractors, and all the professionals and consultants when they participate in the performance of the project. The said policy may contain one or more deductibles which shall not exceed

               $100,000 each to be deducted from each claim, which deductibles shall be for the sole account of the Emphyteutic Lessee.

8.2. In order to protect the City's interests in the Constructions and protect it from civil liability, the Emphyteutic Lessee agrees to purchase, as of the execution of the Agreement, and to maintain in effect throughout the term of the Agreement, at its expense, the following insurance policies:

        8.2.1 a civil liability insurance policy (broad form) based on events covering the financial consequences of the activities of the Emphyteutic Lessee due in particular to bodily harm, damage to property and personal injury. The said policy shall name the City as additional insured in its capacity as emphyteutic owner of the Complex except for the Emphyteutic Lessee's Improvements. The insurance limit per event shall not be less than CDN$20,000,000 and $20,000,000 per year of insurance. The said insurance policy may contain one or more deductibles which shall not exceed $250,000 each to be deducted from each claim, which deductibles shall be for the sole account of the Emphyteutic Lessee;

        8.2.2 complementary and excess civil liability umbrella insurance, the limit of which shall not be less than CDN$25,000,000 and $25,000,000 per year of insurance. The said insurance policy may contain one or more deductibles which shall not exceed $100,000 each to be deducted from each claim, which deductibles shall be for the sole account of the Emphyteutic Lessee.

        8.2.3 environmental responsibility insurance based on claims for damage caused by underground reservoirs according

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                                      -29-

               to provisions comparable to those of similar insurance maintained by Six Flags, Inc. or Members of the Same Group for Six Flags Parks, provided that the said provisions at least meet industry standards. The said policy shall name the City as additional insured in its capacity as emphyteutic owner of the Complex except for the Emphyteutic Lessee's Improvements. The insurance limit per event shall not be less than CDN$10,000,000 per year of insurance. The said insurance policy may contain one or more deductibles which shall not exceed $250,000 each to be deducted from each claim, which deductibles shall be for the sole account of the Emphyteutic Lessee.

               The said insurance policy shall contain an endorsement for claims which may be made after the Agreement terminates but which arise out of events occurring during the term thereof.

        8.2.4 an all-risk insurance policy covering the Constructions. The said policy shall cover in particular all the Constructions which are insurable and normally insured which the Emphyteutic Lessee owns or leases as emphyteutic lessee under the Agreement. The Constructions shall be insured for an amount corresponding at all times to one hundred per cent (100%) of the replacement value. The said policy shall also include protection against business losses.

               The said insurance policy may contain one or more deductibles which shall not exceed $250,000 each, to be deducted from each claim, which deductibles shall be for the sole account of the Emphyteutic Lessee.

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                                      -30-

               The insurance form used shall in no event be less broad than the IBC 4037 form, or any form in replacement thereof, provided that if, during the term of the Agreement, the Emphyteutic Lessee cannot obtain insurance coverage with such wording at a commercially reasonable rate, the wording of the said policy shall be comparable to that of similar insurance maintained by Six Flags, Inc. or Members of the Same Group for parks it operates or owns (the "SIX FLAGS PARKS"), provided that the wording at least meets industry standards. Provided the Emphyteutic Lessee can obtain them at commercially reasonable rates, the following endorsements shall also be added to the insurance policy: an endorsement covering the risk of earthquakes, an endorsement covering the risk of flooding and sewer backups, an endorsement covering landslides and other ground movement, all endorsements relating to the consequences of legal provisions relating to construction. The annual insurance limit of the endorsement for earthquakes shall correspond to the total value of the Constructions if it can be obtained by the Emphyteutic Lessee at a commercially reasonable rate.

               The total value of the Constructions shall be determined periodically at the expense of the Emphyteutic Lessee by independent certified appraisers; and

        8.2.5 boiler and machinery insurance. The said policy shall cover in particular all pressurized vessels, whether heated or not, as well as any refrigeration or air conditioning container or pipes or any other pipes and their accessory equipment, any machinery, electrical power control panels and, generally, all objects which may

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                                      -31-

               normally be insured under boiler and machinery insurance. The said insurance policy may contain a deductible to be subtracted from each claim, which shall be for the sole account of the Emphyteutic Lessee and shall not exceed $100,000.

               The insurance policies described in paragraphs 8.2.4 and 8.2.5 shall name the Emphyteutic Lessee as insured and the City as additional insured and include, if available at a commercially reasonable rate, a waiver by the insurers of subrogation against the City. Where applicable, the hypothecary creditors shall be designated as beneficiaries.

8.3. The insurance policies described in paragraphs 8.1.1, 8.1.2, 8.2.1, 8.2.2, 8.2.3, 8.2.4 and 8.2.5 shall contain an endorsement stating that the said policies may not be cancelled without sixty (60) days' prior notice to the City and contain clauses relating to recourses between co-insureds and severability of interest.

        The amount of protection of the policies described in paragraphs 8.2.1,
        8.2.2 and 8.2.3 as well as, where applicable, paragraphs 8.1.2 and 8.1.2, their wording, the protection given by each policy and the deductibles applicable thereto may be adjusted where necessary by the Emphyteutic Lessee, considering what is done in the industry in Canada, in particular and without limiting the generality of the foregoing, to take account of any increase in construction costs, the cost of living, changes which may have occurred in the law, the economic, social or political situation existing at the time or in the risk, it being understood, however, that the protection required may not be reduced.

        The wording of the policies described in paragraphs 8.2.4 and 8.2.5, the protection given by each policy and the deductibles

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                                      -32-

        applicable thereto shall be reviewed where necessary by the Emphyteutic Lessee, considering what is done in the industry in Canada, in particular and without limiting the generality of the foregoing, to take account of any increase in construction costs, the cost of living, changes which may have occurred in the law, the economic, social or political situation existing at the time or in the risk, it being understood, however, that the protection required may not be reduced.

8.4. The policies mentioned in paragraphs 8.1.1, 8.2.4 and 8.2.5 relating to damage with respect to the Constructions shall stipulate that the indemnities shall be payable jointly to the Emphyteutic Lessee, the City and any Hypothecary Creditor, according to their respective interests, and any indemnity less than $500,000 (as increased to take account of any variation in the consumer price index (Montreal; all items) published by Statistics Canada (or any other equivalent index set up to replace it) shall only be payable to the Emphyteutic Lessee and any indemnity equal to or greater than $500,000 (as increased to take account of any variation in the consumer price index (Montreal; all items) published by Statistics Canada (or any other equivalent index set up to replace it) shall be paid in accordance with the provisions of paragraph 8.5 hereof.

        The Emphyteutic Lessee agrees to give the City, care of the SERVICE DE DEVELOPPEMENT ECONOMIQUE ET URBAIN:

        8.4.1 copies of all insurance policies and endorsements contemplated and mentioned in paragraphs 8.1.1, 8.1.2, 8.2.1, 8.2.3, 8.2.4 and
               8.2.5 as soon as they are issued; and

        8.4.2 receipts evidencing the payment of the premiums for the above referred-to policies or the certificates of insurance within thirty (30) days of the premium term.

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                                      -33-

               Should the Emphyteutic Lessee fail to keep the Constructions insured and to hold or maintain in effect any other insurance contemplated herein, the City, after forty-eight (48) hours' written notice to the Emphyteutic Lessee, shall have the right to purchase such insurance from one or more insurance companies of its choice, the whole at the expense of the Emphyteutic Lessee

8.5 All insurance proceeds relating to damage or loss to the Constructions under policies contemplated in sub-paragraphs 8.1.1 (relating to damage insurance), 8.2.4 and 8.2.5 where the total amount of proceeds is equal to or greater than the amount contemplated in paragraph 8.4, shall be paid to the Trustee, who shall keep them in trust and apply them to payment of the cost of repairing, restoring, replacing, or rebuilding any Constructions as provided in paragraph 8.6 hereof, subject to the provisions of paragraph 8.10.

8.6 In the event of the destruction of part of the Constructions or damage caused by fire or any other cause, the Emphyteutic Lessee shall, as soon as possible but within no more than twelve (12) months and without jeopardizing more than one year of operation of the Business, except in the case of a fortuitous event, undertake and thereafter diligently pursue the restoration of the destroyed or damaged part of the Constructions to return them as much as possible to the state in which they were before the destruction or damage, or to any other state upon which the parties may mutually agree. In the event the insurance proceeds are deposited with it, the Trustee shall in such respect, from time to time, release the amounts of money deposited with it as contemplated in paragraph 8.5 to pay the Emphyteutic Lessee as and when the work to restore the destroyed or damaged part progresses, up to the expenses incurred in accordance with the certificate of progress issued from time to time by the architect in charge of the work. The Emphyteutic Lessee shall purchase new insurance for the

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                                      -34-

        Constructions during the reconstruction period up to the expiry of the term of the Agreement and the provisions of the insurance clauses contained in Article 8 shall apply to the said new insurance and so forth each time a loss occurs giving rise to a claim under any insurance policy. Upon completion of such repair, replacement, restoration or rebuilding in accordance with the provisions of the Agreement, and the full payment therefor, any insurance proceeds received by the Trustee with respect to the damage or destruction involved and not used shall be remitted to the Emphyteutic Lessee if the destruction or the damage occurs before the fifty-fifth anniversary of the Agreement or, if the said damage or destruction occurs after the said anniversary, they shall be distributed among the parties according to the provisions of
        Article 24 of the Agreement.

        Notwithstanding the foregoing, the Emphyteutic Lessee may, during the normal course of operation of the Business, choose not to rebuild certain Constructions, provided, however, that the remaining Constructions have an Initial Cost of TEN MILLION DOLLARS ($10,000,000), in which case the obligation to restore shall be limited to the said amount of the Initial Cost of the remaining Constructions.

        For the purposes of this paragraph 8.6 only, "INITIAL COST" shall mean:

        i) for the remaining Constructions which have been made or built before the expiry of the five-year period required for the erection of the Initial Constructions, the cost of the said remaining Constructions effectively incurred initially by the Emphyteutic Lessee, calculated dollar for dollar;

        ii) for the remaining Constructions which have been made or built after the expiry of the five-year period required for the erection of the Initial Constructions, the cost of the said remaining Constructions effectively incurred initially by the Emphyteutic Lessee, calculated dollar for dollar and reduced to take account of inflation between the end of the aforementioned five-year period and the dates on which the initial costs of the said Constructions were incurred, according to the consumer price index (Montreal; all items) published by Statistics Canada.

               To the extent that, during the normal course of the operation of the Business, the Emphyteutic Lessee decides not to rebuild the Constructions and provided that the obligation of the Emphyteutic Lessee to maintain the remaining Constructions having an Initial Cost of at least TEN MILLION DOLLARS ($10,000,000), and provided such remaining Constructions are in the state of maintenance and repair required by the Agreement, the Emphyteutic Lessee shall keep the balance of the insurance proceeds to be used at its discretion if the destruction or damage to the Constructions occur before the fifty-fifth anniversary of the Agreement, even if the proceeds have been given to the Trustee. If the destruction or damage occurs after such anniversary, the said balance of insurance proceeds shall be divided among the parties according to the provisions of sub-paragraph 24.2.2 of the Agreement.

        8.6.1 As used herein, the term "TRUSTEE" shall mean any trustee or recognized trust company with offices located in Montreal, mutually approved by the Emphyteutic Lessee and the City.

        8.6.2 The Trustee shall hold the proceeds of insurance in trust and make disbursements thereof specifically limited to the proceeds of physical property damage insurance described in sub-paragraphs
               8.2.4 and 8.2.5.

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                                      -36-

        8.6.3 All costs incurred by the Trustee shall be paid by the Emphyteutic Lessee. For greater certainty, the said costs shall not be paid from the insurance proceeds or from the revenue generated from the said insurance proceeds.

8.7 The Emphyteutic Lessee and the City hereby release each other from any and all liability (to the other or anyone claiming through or under the other by way of subrogation or otherwise) for any loss or damage to real or personal property on or forming part of the Complex caused by fire or any other insured risk or a risk which should have been insured, even if such fire or other casualty shall have been caused by the fault or negligence of the other party or anyone for whom such party may be responsible. The said release by the City in favour of the Emphyteutic Lessee shall only apply if the insurance proceeds are in fact paid in full under one or more policies in accordance with the provisions of this Article 8 and paragraph 24.2.3 is compiled with in circumstances where it applies.

8.8 Before beginning any restoration in accordance with the provisions of paragraph 8.6, where the estimated cost of the work is greater than $500,000, the Emphyteutic Lessee shall comply MUTATIS MUTANDIS with the provisions of sub-paragraphs 8.1.1 and 8.1.2 hereof.

8.9 Should the indemnities paid by the insurer(s) be insufficient to complete the restoration of the destroyed or damage part, the Emphyteutic Lessee shall nonetheless complete the restoration work and pay the cost in excess of such indemnities in the circumstances and to the extent that it is required to proceed with the restoration under paragraph 8.6.

8.10 In the event that, for any reason whatsoever, the Constructions are totally destroyed or damaged to the point of being unusable for the purposes of the Agreement, the Emphyteutic Lessee shall so notify the City within thirty (30) days of the destruction or damage.

        If there occurs during the last ten (10) years of the Agreement damage or destruction and the cost of repairing, restoring, replacing or rebuilding the Constructions or the Emphyteutic Lessee's Improvements shall exceed fifty percent (50%) of the replacement cost of the Constructions or the Emphyteutic Lessee's Improvements, as the case may be, as reasonably determined by the Emphyteutic Lessee, the Emphyteutic Lessee may elect to terminate the Agreement and, in such event, the Emphyteutic Lessee shall give thirty (30) days written notice to the City of its election and the Agreement shall thereupon terminate thirty
        (30) days after receipt by the City of such notice, and any insurance proceeds relating to the Constructions shall be distributed in accordance with paragraph 24.2.2.

8.11 The Emphyteutic Lessee shall also purchase and maintain in effect, at its expense, civil liability insurance covering the holding of special events and in particular the international fireworks competition (which shall comply with the requirements relating to the other civil liability insurance).

8.12 The Emphyteutic Lessee shall purchase all the insurance contemplated in the Agreement from financially sound and recognized insurers who shall be authorized to do business in the Province of Quebec and hold an A-/7 rating (or greater) determined according to AMBEST (or its successors) or any other equivalent rating applicable at the time and, should there be no insurers holding such a rating, from insurers having the next best rating.

8.13 None of the provisions of this Article 8 shall be interpreted so as to make the City liable for risks against which the Emphyteutic Lessee is insured.

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                                      -38-

8.14 The Emphyteutic Lessee shall purchase property insurance with respect to the Emphyteutic Lessee's Improvements and business interruption insurance similar to that which Six Flags, Inc. or a Member of the Same Group maintains from time to time for a majority of the Six Flags Parks comparable to the Business. The Emphyteutic Lessee shall ensure that the insurance policies contemplated in this paragraph include a waiver by the insurers to subrogation against the City. All insurance proceeds under the insurance policies contemplated in this paragraph 8.10 as well as under any other insurance policy which the Emphyteutic Lessee may hold, except that required under sub-paragraphs 8.2.4 and 8.2.5, are for the sole benefit of and shall be paid to the Emphyteutic Lessee.

                                    ARTICLE 9
                               USE OF THE COMPLEX

9.1 The Complex may only be used for the purposes of at least a regional amusement, recreational entertainment or theme park, including, without limitation, such attractions, recreational facilities, amenities, parking, retail facilities or supporting facilities, complementary or ancillary uses or facilities such as, without limitation, a water park, animal attraction, movie attraction and any other attraction, theme or concept operated from time to time, directly or indirectly, by Six Flags, Inc. (or its successors or any person which is a Member of the Same Group as it) in any of its other parks, as the Emphyteutic Lessee deems necessary or desirable from time to time, the whole subject to the zoning by-laws in effect at the time; the Complex shall be open to the general public during the days and hours determined from time to time by the Emphyteutic Lessee, against admission or use fee or other charge by the Emphyteutic Lessee (the "BUSINESS").

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                                      -39-

        The Emphyteutic Lessee shall continue to operate the Business throughout the term of the Agreement during the days and hours determined from time to time by the Emphyteutic Lessee. Should the Emphyteutic Lessee cease operating the Business during a period exceeding two (2) consecutive operating seasons, the City may terminate the Agreement in accordance with the provisions of Article 18.

        If the Emphyteutic Lessee also wishes to build and operate a hotel on the Complex which involves a change in the zoning by-laws, the City agrees to review any request to do so. The purpose of this paragraph is not to limit the discretionary authority of the City to follow up on such a request, which must comply with regulatory procedures. Furthermore, the City informs and the Emphyteutic Lessee acknowledges that the construction of a hotel does not comply with the zoning by-laws applicable as of the date hereof.

                                   ARTICLE 10
                                   PARKING LOT

10.1 The part of the Immoveable outlined in green on the plan attached hereto as Schedule 7.3 (hereinafter referred to as the "PARKING LOT") may only be used for paying or non-paying parking, at the discretion of the Emphyteutic Lessee.

10.2 The Emphyteutic Lessee shall operate or cause the Parking Lot to be operated for clients of the Complex and users of Parc Jean-Drapeau during the season and the hours of the season in which the Business is operated on the Complex. For greater certainty, all revenues derived from parking activities, the facilities related to the Parking Lot and the Parking Lot are for the sole benefit and account of the Emphyteutic Lessee, except only where they are operated by the City according to the following terms. Outside the operating season of the Business, should the Emphyteutic Lessee

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                                      -40-

        elect from time to time in its sole discretion not to operate the Parking Lot, the City shall be entitled to use, at its sole cost, including all snow removal, security, lighting and other costs and maintenance, but without rent payable to the Emphyteutic Lessee, the Parking Lot for users of Parc Jean Drapeau. During any use by or for the City of the Parking Lot, the City shall be responsible for and shall indemnify the Emphyteutic Lessee from and against all property damage caused to the Parking Lot or the Complex by any person and for Third Party claims and liability resulting from its use of the Parking Lot and shall indemnify the Emphyteutic Lessee therefor; such material damage and such claims and liability shall be deemed to constitute Claims hereunder.

                                   ARTICLE 11
                                     MARINA

11.1 The Emphyteutic Lessee shall continue to operate the marina (the "MARINA") located on the part of the Immoveable identified in red on the plan attached hereto as Schedule 7.3 (the "MARINA LAND") for the 2001, 2002, 2003 and 2004 seasons only, the whole in accordance with the laws and regulations in force. The Marina shall offer services at least equivalent to those offered during the year two thousand (2000).

11.1.2 After the close of the 2004 season, the Emphyteutic Lessee shall have the right at any time to cease operating the Marina by giving one year's notice to the City; accordingly, to cease operating the Marina at the end of the Business's 2004 season, the Emphyteutic Lessee shall give the said notice to the City no later than the end of the Business's 2003 season. The City shall notify the Emphyteutic Lessee in writing before the date the Emphyteutic Lessee will cease operating the Marina whether it will or will not operate the Marina. Should the aforesaid written notice of the City not be

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                                      -41-

        received by the Emphyteutic Lessee within the said delay, the City shall be deemed to have refused to operate the Marina. Should, at the expiry of the said delay, the City have refused or be deemed to have refused to operate the Marina, the Emphyteutic Lessee may cease operating the Marina, for any period of time the Emphyteutic Lessee elects, in its sole discretion. Should, at the expiry of the aforesaid delay, the City have notified the Emphyteutic Lessee in writing that it shall operate the Marina, the Emphyteutic Lessee shall cease operating the Marina and the City and the Emphyteutic Lessee shall, forthwith and before the City or an assignee thereof operates the Marina, execute an addendum to the Agreement whereby the Marina Land shall revert to the City with the Constructions built thereon, the whole without compensation or reduction of the Price.

        For greater certainty, it is understood and agreed that the City shall have no claim whatsoever against the Emphyteutic Lessee should the Emphyteutic Lessee, at any time after the close of the 2004 season, elect not to operate the Marina as aforesaid, and the only right of the City shall be to remove the Marina Land from the Agreement in accordance with the foregoing provisions. The City may, at its discretion, further to the execution of such addendum, operate the Marina itself or assign the operation to a Third Party of its choice.

        In the aforesaid addendum, the Emphyteutic Lessee shall grant the City, without compensation or reduction in the Price, all the servitudes reasonably necessary to allow access to the Marina by users and representatives of the City and, if applicable, to the City's assignee, and to allow the Marina to be connected to public utilities.

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                                      -42-

                                   ARTICLE 12
                          OPTICAL ORBIT SCULPTURE NO. 2
                             AND EXPO-EXPRESS BRIDGE

12.1 The Emphyteutic Lessee and the City acknowledge and agree that the sculpture called "OPTICAL ORBIT NO. 2" by artist Gerald Gladstone (the "SCULPTURE") is and shall remain the property of the City and shall not form part of the Immoveable. The Sculpture is indicated in red on the plan attached hereto as Schedule 7.3.

12.2 The City may restore the Sculpture, but outside of any operating season of the Business and upon five (5) days prior written notice to the Emphyteutic Lessee. The City shall maintain the Sculpture according to trade practice throughout the term of the Agreement. To the extent possible, the City shall perform such maintenance outside the period between the months of May and September inclusively and upon five (5) days prior written notice to the Emphyteutic Lessee. The City may, at its expense, at any time outside the said months, remove the Sculpture from the Immoveable, in which case it shall repair any damage caused to the Complex by such removal. The Emphyteutic Lessee shall allow access to the City, its employees and contractors at the times hereinabove mentioned and at reasonable hours, for the restoration, maintenance or removal purposes hereinabove mentioned.

12.3 During the time the Sculpture is on the Immoveable, the City shall be responsible for all material damage caused to the Complex by the Sculpture or by any person during maintenance or restoration thereof as well as for all Third Party claims and liability relating to the Sculpture, unless such claim is the result of the fault of the Emphyteutic Lessee or persons for whom it is responsible, its restoration and maintenance and shall hold the Emphyteutic Lessee harmless against the foregoing, such material damage and such claims and liability being deemed to constitute Claims hereunder.

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                                      -43-

        The Emphyteutic Lessee shall, however, for safety reasons, ensure that access to the Sculpture is limited according to the reasonable directions given by the City from time to time to such effect.

12.4 The Emphyteutic Lessee and the City acknowledge and agree that the pillars, abutment wall, concrete structure and metal structure overhanging them of the former train known as the Expo-Express indicated in red on the plan attached hereto as Schedule 7.3, are and shall remain the property of the City and do not form part of the Immoveable. The provisions of paragraph 12.2 with respect to maintenance, the indemnification given by the City, the right of access granted to the City and the obligation to limit access for safety reasons shall apply MUTATIS MUTANDIS to the pillars, abutment wall and concrete structure. However, the Emphyteutic Lessee may, if it considers it advisable, demolish the abutment wall and the concrete structure but not the pillar and the metal structure, if it demonstrates to the satisfaction of the Director of Public Works of the City that the stability of the remaining structure of the bridge will not be affected.

                                   ARTICLE 13
                              ACCESS TO THE COMPLEX

13.1 Provided the general conditions for maintaining or putting into operation public transit of the SOCIETE DE TRANSPORT DE LA COMMUNAUTE URBAINE DE MONTREAL or any successor person or organization (the "STCUM") are met, the City shall use its best efforts under the circumstances to ensure that, at all times during the days and hours of operation of the Business throughout the term of the Agreement, the STCUM shall provide a shuttle service from the Ile Ste-Helene metro station to the entrance of the Immoveable.

13.2 Should, at any time throughout the term of the Agreement, such a shuttle service or other public transit not be provided by the

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                                      -44-

        STCUM despite the City's best efforts, the City shall allow the Emphyteutic Lessee, without additional compensation or reduction of the Price but at the expense of the Emphyteutic Lessee, to set up itself or have set up on its behalf by a Third Party a bus or other public transit service between the said metro station and the entrance to the Immoveable and, for such purpose, it shall allow and authorize the necessary vehicles to use the existing roads to ensure such transportation, according to the most reasonably convenient route, which shall be determined by the City, taking account of the interests of all users of Ile Ste-Helene. In the event the Emphyteutic Lessee sets up itself or has set up on its behalf by a Third Party the above-described public transit, the Emphyteutic Lessee or Third Party shall obtain all permits required therefor. During the entire period during which the Emphyteutic Lessee itself or a Third Party on its behalf operates the above-described public transit, the Emphyteutic Lessee shall be responsible for all property damage caused by the said public transit as well as for all Third Party claims with respect to the said service and shall indemnify the City for the foregoing; such property damage and such claims and liability shall be deemed to constitute Claims hereunder.

13.3 The City agrees and warrants that, at all times throughout the term of the Agreement, all access roads for motorized vehicles to the Immoveable from the ramps for the Jacques-Cartier bridge and all exit roads from the Immoveable for motorized vehicles towards the ramps for the Jacques-Cartier bridge (the said access and exit roads being indicated in red on the plan attached hereto as Schedule 7.3) shall be available free of charge to any person wishing to enter or exit the Immoveable, and shall be maintained for such purposes as all other streets of the City.

        Before executing the Agreement, the City represents that it has obtained in favour of the Immoveable rights of passage and access

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                                      -45-

        from the owner of the sections of the access and exit roads which do not belong to the City indicated in blue on the aforementioned plan.

                                   ARTICLE 14
                       INTERNATIONAL FIREWORKS COMPETITION

14.1 The Emphyteutic Lessee agrees to continue to hold annually on the Complex an international fireworks competition of the same nature and extent as that held on the Complex during the year two thousand (2000) unless the cost of police and fire services makes the operation unprofitable. Notwithstanding the foregoing undertaking, and in addition to the above-described exception, the Emphyteutic Lessee's obligation in such respect shall cease on the later of the following dates:

        a) the date the Emphyteutic Lessee does not succeed, despite its reasonable efforts, to enter into a contract with a reasonably acceptable sponsor on terms the Emphyteutic Lessee deems reasonably acceptable; or

        b) the tenth (10th) anniversary of the date the Agreement is executed.

        In the event that, under the circumstances described above, the Emphyteutic Lessee ceases to hold such a competition, it agrees to, at the request of the City, assign to it any right it may then have with respect to such a competition, provided the Emphyteutic Lessee and the City enter into a mutually satisfactory agreement (both parties acting reasonably) if the parties wish the said competition to continue to take place on the Immovable.

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                                      -46-

                                   ARTICLE 15
                                   FREE PASSES

15.1 The Emphyteutic Lessee shall give City each year, no later than the first (1st) of April of the year in question, ten thousand (10,000) day passes allowing access to the Rides and other similar activities, free of charge. The said passes may be distributed by the City to the persons of its choice, in its complete discretion.

                                   ARTICLE 16
                                   ENVIRONMENT

16.1    For the application of this Article:

        "ENVIRONMENTAL LAW" means any law, regulation, treaty, decree, order, direction policy, guideline, notice, permit, certificate, approval or authorization having force of law issued by a federal, provincial or municipal jurisdiction relating to the environment, occupational health and safety, product or transportation liability, as amended from time to time, as well as any similar law or any law in replacement thereof including, without limiting the generality of the foregoing, those relating to:

               (i) the protection, conservation or restoration of the natural environment (the atmosphere, soil or surface or underground water);

               (ii) the production, handling, treatment, storage, transportation and removal of dangerous or residual matter or substances or any operation relating thereto; and

               (iii) matter, substances and conditions prohibited, controlled or otherwise regulated including, without limiting the generality of the foregoing, dangerous

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                                      -47-

                       materials and underground and aboveground reservoirs.

16.2 Throughout the term of the Agreement and during the entire period during which the Complex is occupied by the Emphyteutic Lessee, the Emphyteutic Lessee agrees to the following, to the complete exoneration of the City:

        a) at any time, in all respects, that the Business shall be operated in accordance with all applicable Environmental Laws;

        b) to notify the City forthwith of the receipt of any notice, order, draft order, report of an infringement or criminal or statutory action, injunction or class action relating to the presence, known or alleged, of contaminants in, on, under or emanating from the Complex or any alleged violation of an Environmental Law; and

        c)     allow the City to verify the compliance by the Emphyteutic
               Lessee with the provisions of the Agreement by giving it access, upon five (5) days' prior notice, to the Complex in order to conduct the visual inspections or samplings, in which case the City agrees to repair forthwith any damage caused to the Complex, as well as to provide the City with copy of any document required by it in such respect and in the Emphyteutic Lessee's possession.

16.3 Should the Emphyteutic Lessee fail to comply with any of the provisions of this Article, the City may, although it shall not be required to, after forty-five (45) days' written notice to the Emphyteutic Lessee, and except in the case of emergency in which case no notice shall be required to be sent, perform or cause to be performed the work required to comply therewith, including the correction of damage caused by the said non-compliance, the reasonable

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                                      -48-

        costs of which shall be paid by the Emphyteutic Lessee to the City on demand. For the purposes of the application of the provisions of this Article, it is agreed that all the work shall be performed in accordance with the standards and requirements which may be described from time to time in the Environmental Laws as well as in those generally applied in such cases which may be set forth in guidelines or policies, including in particular the POLITIQUE DE PROTECTION DES SOLS ET REHABILITATION DES TERRAINS CONTAMINES [Policy for the Protection of the Soil and the Restoration of Contaminated Land] dated 1998 or any similar document issued in replacement thereof.

                                   ARTICLE 17
                                   SERVITUDES

17.1 There are certain waterworks, sewer and public utility facilities on the Immoveable belonging to the City which serve the Immoveable and other adjacent immoveables. Some of the facilities are shown in orange, green and blue on the plan attached hereto as Schedule7.3 while others, although they exist as of the date the Agreement is executed, do not appear on the said plan; however, the City shall furnish a plan to the Emphyteutic Lessee showing them no later than one hundred eighty (180) days following the execution hereof (which plan shall form part hereof by addendum hereto) (collectively the "FACILITIES").

17.2 The City needs to hold all the rights required to ensure the presence, maintenance and replacement of the Facilities. Accordingly, the Emphyteutic Lessee hereby constitutes in favour of the plots of land hereinafter described, as the dominant land and affecting the Complex as servient land, a real servitude for the term of the Agreement affecting the portion of the Complex where the Facilities are located, as the servient land, allowing the City to place,

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                                      -49-

        build, maintain, repair, replace, remove, inspect and operate throughout the term of the Agreement the Facilities, including the cables, wires, conduits, meters, control systems, control stations, joints, apparatuses, equipment, terminal points and any other equipment and accessory relating to this type of construction, necessary or useful for the proper operation of the Facilities in, on, under, above and throughout the Complex at the places where the Facilities are currently located and at any other place on the Complex required by the City from time to time and reasonably acceptable to the Emphyteutic Lessee. Any repair, replacement, removal, addition or other work to the Facilities shall be carried out by the City only after a five (5) day prior written notice to the Emphyteutic Lessee, except in the case of an emergency. To the extent possible, the City shall effect any of the foregoing outside the operating season of the Business and so as not to negatively affect the operation of the Business.

        The dominant land is described as follows:

        a) Lot THREE HUNDRED THREE (303) of the cadaster of the Parish of Saint-Antoine-de-Longueuil, registration division of Chambly, less and to be deducted the following parts of the said lot:

               i) part of original lot THREE HUNDRED THREE (303) (Pt. 303) of the said cadaster:

                    of irregular figure;

                    bounded on the north-west, north, north-east, east and south-east by lot 2424, to the south-east, south-west and north-west by part of the said lot 303, forming part of the right-of-way of the Jacques-Cartier bridge and to the west by another part of the said lot 303;

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                                      -50-

                    measuring one thousand four hundred fifty-one and six-tenths meters (1,451.6m) to the west, north-west, north, north-east, east and south-east along a serpentine line, ninety-seven and eighty one-hundredths meters (97.80m) to the south-west, three and fifty-nine one-hundredths meters (3.59m) to the north-west, twenty-three and sixty-eight one-hundredths meters (23.68m) to the south-west and ninety-five one-hundredths of a meter (0.95m) to the south-east;

                    containing an area of one hundred thirty-three thousand nine hundred sixty-five and four one-hundredths square meters (133,965.4m(2)).

               ii) Part of original lot THREE HUNDRED THREE (Pt. 303) of the said cadaster:

                    of irregular figure;

                    bounded to the north-west and north-east by another part of the said original lot (Pt. 303), forming part of the right-of-way of the Jacques-Cartier bridge and to the south-east and south by lot 2429 and to the west by another part of the said original lot 303;

                    measuring four and forty-five one-hundredths meters (4.45m) to the north-east, ten and twenty-seven one-hundredths meters (10.27m) to the north-west, ninety-three and eight one-hundredths meters (93.08m) to the north-east and one hundred sixteen and seventy-one one-hundredths meters (116.71m) to the south-east, south and west along a serpentine line;

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                                      -51-

                    containing an area of two thousand fifty and eight tenths square meters (2,050.8m(2))

        b) Lot THREE HUNDRED FOUR (304) of the said cadaster less and to be deducted the following parts of the said lot:

               i) Part of original lot THREE HUNDRED FOUR (Pt. 304) of the said cadaster:

                    of irregular figure;

                    bounded to the north-west, north, north-east and east by lot 2424 and to the east, south-east, south and south-west by part of the said lot 304, forming part of the right-of-way of the Jacques-Cartier bridge;

                    measuring one hundred ninety-seven and one-tenth meters (197.1m) to the north-west, north, north-east and east along a serpentine line, one hundred three and thirty-five one-hundredths meters (103.35m) measured along the arc of a circle having a radius of seventy-two and eleven one-hundredths meters (72.11m) to the south-east, south and south-west, twenty-one and fifty-two one-hundredths meters (21.52m) to the south, eleven and four one-hundredths meters to the east (11.04m), eleven meters and ninety-five one-hundredths meters (11.95m) to the south and thirty-four and sixty-two one-hundredths meters (34.62m) to the south-west;

                    containing an area of four thousand seven hundred thirty-nine and one-tenth square meters (4,739.1m(2)).

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                                      -52-

               ii) Part of original lot THREE HUNDRED FOUR (Pt. 304) of the said cadaster:

                    of irregular figure;

                    bounded to the north-east by another part of the said original lot 304, forming part of the right-of-way of the Jacques-Cartier bridge, to the north-east, east, south-east and south by another part of the said original lot 304 and to the south-west, west and north-west by lot 2429;

                    measuring twenty and eighteen one-hundredths meters (20.18m) to the north-east, one hundred thirty-eight and twenty-seven one-hundredths meters (138.27m), twenty-eight and seventy-one one-hundredths meters (28.71m), thirty-four and twelve one-hundredths meters (34.12m), twenty-one and twenty-two one-hundredths meters (21.22m), fifty and sixty one-hundredths meters (50.60m) to the south-east, sixteen and ninety-one one-hundredths meters (16.91m), nine and seventy-two one-hundredths meters (9.72m) to the north-east, twenty-one and fifty-eight one-hundredths meters (21.58m) to the east, two and eighty one-hundredths meters (2.80m) to the south, six and fifty-eight one-hundredths meters (6.58m) to the south-east and three hundred forty and ninety-four one-hundredths meters (340.94m) to the south-west, west and north-west measured along a serpentine line;

                    containing an area of five thousand five hundred seventy-four and seven tenths square meters (5,574.7m(2)).

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                                      -53-

               iii) Part of original lot THREE HUNDRED FOUR (Pt. 304) of the said cadaster:

                    of irregular figure;

                    bounded to the north-east, east, south-east and south by another part of original lot 304, to the south-west, west and north-west by lot 2429;

                    measuring one hundred seven and thirty-six one-hundredths meters (107.36m) to the east, fifty-six and fifty-eight one-hundredths meters (56.58m) to the south-east, forty-five and sixty-four one-hundredths meters (45.64m), fifty-four and sixteen one-hundredths meters (54.16m), ninety-four and thirty one-hundredths meters (94.30m), eighteen and twenty-seven one-hundredths meters (18.27m) to the east, thirteen and eighty-five one-hundredths meters (13.85m) to the north-east, eighty-eight and forty-eight one-hundredths meters (88.48m) to the east, twenty-four and twenty-five one-hundredths meters (24.25m) to the south and four hundred eighty-six and forty-one one-hundredths meters (486.41m) to the south-west, west and north-west measured along a serpentine line;

                    containing an area of four thousand two hundred thirty-nine and two-tenths square meters (4,239.2m(2)).

        c) Lot TWO THOUSAND FOUR HUNDRED THIRTY-ONE (2431) of the said cadaster;

        d)     Lot THREE HUNDRED FIVE (305) of the said cadaster.

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        Without limiting the generality of the foregoing, this servitude shall include, among others, the following rights in favour of the City:

        17.2.1 subject to the foregoing, the right to enter, have access to or leave the Complex at any reasonable time and upon five (5) days' prior written notice to the Emphyteutic Lessee (except in the case of an emergency), by foot or in a vehicle but only for the purpose of accessing the Facilities;

        17.2.2 the right to cut, trim and remove at any time trees, bushes, shrubs, branches, roots and stumps that inhibit or endanger the operation of the Facilities and to prevent or restrain the growth thereof and to remove any obstacle which may at any time inhibit or endanger the operation of the Facilities;

        17.2.3 the right to keep at all times the Facilities and their immediately surrounding area free and/or require that they be kept free of any object, obstacle, structure, fence, debris and vehicle that inhibits or endangers the operation of the Facilities.

17.3 The City shall be solely responsible for the maintenance, repair and replacement of the Facilities and shall maintain the same in a good state of repair. The City shall be responsible for all material damage which may, during the performance of any repair, replacement, removal, addition or other work, with respect to the Facilities or their operation, be caused by the City, its employees or contractors.

17.4 The Emphyteutic Lessee may not, without the prior written permission of the City, dig, drill, install, erect, build or allow anyone to dig, drill, install, erect or build in, on, under, above and throughout the Facilities any immoveable, pit, excavation, foundation or other structure or equipment, nor perform or allow to be performed excavation, levelling, raising, filling, or the like in, on, under, above and throughout the Facilities, but the Emphyteutic Lessee may also use and enjoy the land on which or above which the Facilities are situated to the fullest extent possible under the circumstances, including paved or unpaved parking facilities, provided such use or enjoyment does not inhibit in a substantive manner the rights of the City recognized herein or endanger the operation of the Facilities.

17.5 The City agrees to remove forthwith from the Complex all garbage and excavation debris resulting from any work relating to the Facilities. Without derogating from the foregoing, such debris and garbage shall not be stored at any time except on a temporary basis, while waiting for their removal, as aforesaid, on the Complex at any location that is detrimental to the operation of the Complex or the Business.

17.6 The total or partial loss of the Facilities shall not terminate the rights granted hereunder in favour of the City provided the City rebuilds, restores or repairs them within a reasonable period of time.

17.7 Should the Facilities be abandoned or no longer be operated, the City shall have the option of leaving the Facilities in place without indemnity or compensation, in which case this servitude shall terminate with respect to the Facilities so abandoned or which the City has ceased operating.

17.8 To the east of the part of the Complex made up of part of lot 304 of the Parish of Saint-Antoine de Longueuil there is a wall, fence and embankment (collectively the "EMBANKMENT"), which are indicated on the plan attached hereto as Schedule 7.3. The Emphyteutic Lessee hereby constitutes in favour of the Embankment, and the immoveable belonging to the City described in paragraph

        17.2 hereof, as dominant land, a real servitude for the duration of the Agreement affecting the part of the Complex described in paragraphs 28
        g), 28 h) and 28 i) comprising the right of the City and its representatives to enter on the Complex, to have access to it at any time upon five (5) days' written notice to the Emphyteutic Lessee, by foot or in vehicles in order to reach the Embankment. To the extent possible, the City must exercise its rights under this paragraph 17.8 so as not to have a negative impact on the operation of the Business and, as far as possible, outside of the operating season thereof.

                                   ARTICLE 18
                                     DEFAULT

18.1 Subject to sub-paragraph 4.1.7, should the Emphyteutic Lessee fail to fulfil its obligations and observe any provision of the Agreement or the obligations resulting therefrom and should such infringement or default not be cured within one hundred and twenty (120) days (sixty (60) days in case of default to pay the Price) following the receipt by the Emphyteutic Lessee of a written demand to such effect by the City stating in sufficient details the alleged infringement or default (individually a "DEFAULT" and a "PRELIMINARY NOTICE" respectively), the City may, subject to its other rights and recourses, give the Emphyteutic Lessee written notice of its intention to terminate the Agreement (the "NOTICE OF TERMINATION"). The Notice of Termination shall also specify the sum(s) of money or the terms, obligations or conditions of which the non-payment or infringement is alleged.

18.2 The City shall send any Hypothecary Creditor a copy of the Preliminary Notice and the Notice of Termination. The Notice of Termination and the Preliminary Notice shall be considered sufficient for the purposes of a Hypothecary Creditor if they are given to such Hypothecary Creditor by registered mail at the address appearing on the notice of address published by such Hypothecary Creditor.

18.3 If, pursuant to paragraphs 18.1 and 18.2, the City gives the Notice of Termination and the Default is not cured within sixty (60) days of the date the Notice of Termination is received by the Emphyteutic Lessee and the Hypothecary Creditor, and if the City is not reimbursed all expenses reasonably incurred further to the Default, then, subject to the provisions of paragraph 18.4 hereof, the Agreement shall terminate as of the sixty-first (61st) day following the date the Notice of Termination is received by the Emphyteutic Lessee and the Hypothecary Creditor, and the Agreement shall terminate and the Constructions shall become the full and complete property of the City, free of any right and charge and the City shall have the right to take immediate possession thereof without further notice, in the same manner in which it could at the expiry of the full term of the Agreement. The Emphyteutic Lessee shall then sign any instrument witnessing its Default and the termination of the Agreement which the City may reasonably require.

        Should the Emphyteutic Lessee fail to comply with the provisions of the Agreement and in the event the Default may not be conveniently cured by the payment of a sum of money to the City, the Default shall be deemed to be cured to the satisfaction of the City and the Agreement may not be terminated if, during the one hundred and twenty (120) day period contemplated in paragraph 18.1 or the sixty (60) day period contemplated in paragraph 18.3, the Emphyteutic Lessee begins to cure the Default with reasonable diligence, taking into consideration, however, that the Emphyteutic Lessee shall not be required to carry out during the operating season of the Business (i) the Constructions, Emphyteutic Lessee's Improvements or other work included in the Investment and (ii) any other construction or major repair or other work which may negatively affect the Complex or the operation of the Business. For the purposes of this paragraph, the operating season of the Business means from May 1st to September 30th.

18.4 If a default is cured by a Hypothecary Creditor, such Hypothecary Creditor shall have the right to become the Emphyteutic Lessee hereunder, retroactive to the date of such Default by the Emphyteutic Lessee. The Hypothecary Creditor which has become the emphyteutic lessee shall then take the place of the Emphyteutic Lessee for the unexpired portion of the term of the Agreement, assuming all the obligations of the Emphyteutic Lessee and enjoying all the rights granted to it under the Agreement. In the case of a conflict between Hypothecary Creditors with respect to the right to substitute for the Emphyteutic Lessee under this Article, such rights may first be exercised by the highest-ranking creditor.

        Should a Hypothecary Creditor become the Emphyteutic Lessee under the circumstances contemplated in the foregoing paragraph, the City agrees to sign, at the request of such Hypothecary Creditor but at no cost to the City, any instrument which such Hypothecary Creditor may reasonably require to prove and be able to register the substitution of such Hypothecary Creditor for the Emphyteutic Lessee further to the latter's Default. If, however, the Hypothecary Creditors fail to cure the Default within the above-mentioned sixty (60) day period or to begin to cure such Default within such delay and continue to do so thereafter with reasonable diligence, the Agreement shall terminate and the term contemplated herein shall expire as of the sixty-first (61st) day following the date the Notice of Termination is served, and the hypothecary creditors shall be divested of all their rights which shall be forfeited and the City shall have the right to apply to the courts to request that the existing hypothecs be cancelled if the Hypothecary Creditors refuse to grant a discharge and the cancellation of all the other rights published against the Complex granted by the Emphyteutic Lessee or resulting from the operation of the Complex by the Emphyteutic Lessee. The termination of the Agreement shall automatically terminate all the leases, licence agreements and other similar agreements (the "LEASES") granted by the Emphyteutic Lessee with respect to the Complex and the Emphyteutic Lessee shall ensure that all the Leases signed or renewed (except for the exercise by the lessee of an option to renew) after the date the Agreement is executed contain a clause pursuant to which the party contracting with the Emphyteutic Lessee acknowledges the termination of its contract with the Emphyteutic Lessee in the event the Agreement is terminated.

18.5 Notwithstanding any termination or cancellation of the Agreement, each party shall conserve all its rights and recourses, including, without limiting the generality of the foregoing, its recourses in damages against the other party and the Guarantor, as the case may be.

                                   ARTICLE 19
                                 INDEMNIFICATION

19.1 The Emphyteutic Lessee agrees to indemnify the City, its executives, employees, representatives and mandataries and to hold them harmless against any damage, loss, expense, cost, fees (including expert's fees and judicial and extrajudicial fees and expenses), fine, conviction, liability, order and judgement incurred or suffered by it, or resulting from claims, lawsuits, demands or actions which are directly or indirectly attributable to:

        (i) the failure of the Emphyteutic Lessee to comply with any of its obligations under the Agreement; or

        (ii) events, including, without limiting the generality of the foregoing, those resulting from an act, fault, omission or negligence on the part of the Emphyteutic Lessee, except for those resulting from any act, fault, omission or negligence on the part of the City or persons for whom it is legally liable, occurring after the execution hereof, relating to the occupation or use of the Complex by the Emphyteutic Lessee or to the Constructions, the operation of the Business or the repairs, modifications or demolition of the Improvements by the Emphyteutic Lessee.

19.2 The indemnification contained in this Article shall remain in effect notwithstanding the termination of the Agreement.

                                   ARTICLE 20
                                     WAIVER

20.1 Any waiver made by a party shall be in writing (any waiver by the City shall be the object of a resolution of its Municipal Council or Executive Committee, as the case may be), and the waiver of a failure by a party hereunder shall not be interpreted as a waiver of the other party's right to allege such failure or any other failure which has occurred or may occur thereafter.

                                   ARTICLE 21
                                  TERMINATION

21.1 Each of the City and the Emphyteutic Lessee may terminate the Agreement for each and every reason contemplated herein granting them their respective rights of termination in addition to all other reasons provided by law. The Emphyteutic Lessee waives its abandonment right described in article 1211 of the CIVIL CODE OF QUEBEC.

        Except under the circumstances contemplated in paragraphs 8.10 and 26.1 and in the case of expropriation contemplated in paragraph 23.1 hereof, the Emphyteutic Lessee shall not be entitled to terminate the Agreement before its expiry.

                                   ARTICLE 22
                                END OF AGREEMENT

22.1 Subject to the provisions of sub-paragraphs 4.1.8 and 4.1.9 hereof, at the expiry of the Agreement, or at the time of any prior termination, including further to a Default by the Emphyteutic Lessee which has not been cured, (i) the City shall become the owner of the Constructions then located on the Immoveable, including those made by the Emphyteutic Lessee without being required to do so, free of any charge, hypothec and privilege, the whole without compensation, and (ii) the Emphyteutic Lessee shall remain the owner of the Emphyteutic Lessee's Improvements and may remove them within the delay provided in the Agreement.

                                   ARTICLE 23
                                  EXPROPRIATION

23.1 If, during the term of the Agreement, the Complex is expropriated in its entirety or if it is only expropriated in part and such partial expropriation renders the remainder insufficient or unsuitable, in the Emphyteutic Lessee's reasonable business judgement, to operate the Business as a viable and functional economic unit, the Agreement shall terminate on the date the expropriating party takes possession thereof, without prejudice to the right of both the Emphyteutic Lessee and the City to receive a complete expropriation award for the unexpired period hereof.

        Each party shall co-operate with the other so that each party shall receive the maximum expropriation award to which they are entitled, however, such co-operation shall not be required if the City is the expropriating party. Any expropriation award relating to the Emphyteutic Lessee's Improvements shall belong to and shall be for the sole benefit of the Emphyteutic Lessee. Any expropriation award representing the value of the expropriated part of the land or the damage caused to the remainder of the land shall belong to the City subject to the rights of the Emphyteutic Lessee to be compensated by the expropriating authority for the loss of its emphyteutic rights with respect to the expropriated land and the loss of the value of the emphyteutic rights with respect to the remainder of the land. Any expropriation award relating to the Constructions shall be deposited with the Trustee and shall thereafter be distributed and paid in accordance with the provisions of Article 24 hereof.

23.2 If, during the term of the Agreement, the Complex is expropriated such that the remainder is not rendered insufficient or unsuitable, in the Emphyteutic Lessee's reasonable business judgement, to operate the Business as a viable and functional economic unit, the Agreement shall terminate solely with respect to the expropriated part of the Complex, as of the date possession of the said part is lost. The Price payable during the remainder of the term hereof after the taking of possession by the said expropriating authority shall be reduced on a proportionate basis to take into consideration the part of the Immoveable so expropriated.

        Any expropriation award relating to the Constructions shall be paid and applied in the manner provided in paragraph 23.1 hereof.

                                   ARTICLE 24
                            PARTITION OF INDEMNITIES

24.1 For the purposes of interpreting this Article 24, it is agreed that the following words or expressions, where used in this Article 24, shall have the following meaning unless the context indicates otherwise:

        24.1.1 "EXPROPRIATION" means any expropriation affecting all or part of the Complex;

        24.1.2 "EXPROPRIATION AWARD" means the sums of money resulting from the expropriation representing the value of the Constructions as determined by agreement between the parties hereto or by the expropriation tribunals;

        24.1.3 "INSURANCE BENEFIT" means the sums of money from insurance companies which are deposited with the Trustee to be used in the circumstances contemplated in paragraph 8.6.

24.2 At the time of an expropriation or in the circumstances contemplated in paragraph 8.6, the Expropriation Award or the Insurance Benefit, as the case may be, shall be divided up in the following manner and order:

        24.2.1 any Hypothecary Creditor shall receive the amount due to it, which shall be taken from the share of the Emphyteutic Lessee, as determined below, without, however, exceeding it;

        24.2.2 the share going to the Emphyteutic Lessee shall be calculated according to the following table:

               1st year       100  %            2nd year           99.83  %

               3rd year     99.81  %            4th year           99.79  %

               5th year     99.78  %            6th year           99.75  %

               7th year     99.73  %            8th year           99.71  %

               9th year     99.68  %           10th year           99.65  %

               11th year    99.61  %           12th year           99.58  %

               13th year    99.53  %           14th year           99.49  %

               15th year    99.44  %           16th year           99.39  %

               17th year    99.33  %           18th year           99.26  %

               19th year    99.19  %           20th year           99.11  %

               21st year    99.02  %           22nd year           98.92  %

               23rd year    98.82  %           24th year           98.70  %

               25th year    98.57  %           26th year           98.43  %

               27th year    98.27  %           28th year           98.09  %

               29th year    97.90  %           30th year           97.69  %

               31st year    97.45  %           32nd year           97.19  %

               33rd year    96.90  %           34th year           96.58  %

               35th year    96.22  %           36th year           95.83  %

               37th year    95.39  %           38th year           94.90  %

               39th year    94.36  %           40th year           93.75  %

               41st year    92.33  %           42nd year           92.33  %

               43rd year    91.49  %           44th year           90.55  %

               45th year    89.50  %           46th year           88.32  %

               47th year    87.00  %           48th year           85.52  %

               49th year    83.85  %           50th year           81.98  %

               51st year    79.86  %           52nd year           77.46  %

               53rd year    74.75  %           54th year           71.67  %

               55th year    68.17  %           56th year           64.17  %

               57th year    59.60  %           58th year           54.37  %

               59th year    48.34  %           60th year           41.38  %

               61st year    33.32  %           62nd year           23.93  %


               63rd year    12.94  %           64th year           0.00  %

        24.2.3 the balance shall belong to the City as its share, but such balance shall not be less than what it would have been if the insurance policy had not contained a deductible clause.

                                   ARTICLE 25
                                      TERM

25.1 The Agreement is entered into for a term of sixty-four (64) years beginning the first (1st) day of May two thousand one (2001) and ending the thirtieth (30th) of April two thousand sixty-five (2065).

                                   ARTICLE 26
                                ACCESS TO COMPLEX

26.1 If the Jacques-Cartier bridge is closed in whole or in part (provided such work affects all or part of the section of the Jacques-Cartier bridge located between the Island of Montreal and Ile Ste-Helene) due to major repair work contemplated by the Societe des ponts Jacques-Cartier et Champlain for the 2001 and 2002 operating years of the Business, or any additional period related to such work, or if the bridge is demolished or destroyed, the City shall authorize, without charge or consideration for the Emphyteutic Lessee or users, motor vehicle access to the Complex from the La Concorde bridge and the exit of motor vehicles from the Complex towards and by the La Concorde bridge in a reasonably convenient manner. The Emphyteutic Lessee may publicly announce the foregoing at any useful time by the means of communication of its choice.

        If the rights granted to the Emphyteutic Lessee under this paragraph cause traffic problems, the City may set up a traffic control service between the Concorde bridge and the Complex. The necessary control measures shall be determined by the City in co-operation with the Emphyteutic Lessee, the final decision remaining, however, with the City. The Emphyteutic Lessee shall reimburse the costs of such service.

        Access by the Concorde bridge may be used as the main access for vehicles to the Complex only during the hours in which the Jacques-Cartier bridge is completely closed.

        Without prejudice to the foregoing, if the Ste-Helene metro station is closed, destroyed or demolished, and no adequate means of transportation to the Complex is set up within twelve (12) months of the destruction, demolition or closing, the Emphyteutic Lessee may, without recourse against the City, terminate the Agreement upon thirty (30) days' written notice to the City, and the Agreement shall be terminated at the expiry of such delay and all the provisions hereof relating to the termination of the Agreement shall apply; in the event of disagreement as to the right of the Emphyteutic Lessee to terminate the Agreement, the parties shall submit the dispute to arbitration according to the rules set forth in the CODE OF CIVIL PROCEDURE OF QUEBEC.

                                   ARTICLE 27
                                      PRICE

27.1 The Emphyteutic Lessee agrees to pay the City, at the office of the City's Director of Finance the price of the emphyteusis (the "PRICE") which shall consist of the following annual payments

        27.1.1 during the initial period from the first (1st) day of May two thousand one (2001) to the thirtieth (30th) day of April two thousand forty (2040), the following payments:

                         a) for the purposes of sub-paragraphs b) to k) below,
                            the expression "MUNICIPAL REVENUES" means, for a given year, the revenues received by the City as general property tax, tax rating, business tax, water tax, service tax, special tax and metered water, the issuance of construction permits and occupation permits and any surtax and other tax, except for real estate transfer taxes, it being understood that for the purposes of this definition, the said Municipal Revenues may not exceed, in a given year, that which they would have been at the rates in effect during the year in question if the real estate assessment of the Complex had been $124,500,000. For the purposes hereof, the parties shall use a reasonable estimate of the amount of Municipal Revenues for the purpose of calculating the amount of the annual payment. As soon as the actual amount of the Municipal Revenues for the year in question is known, the parties shall make any adjustments among themselves, no later than April 30th of the year in question; this mechanism shall apply to the first through the tenth year of the Agreement inclusively;

                         b) for the first (1st) year: three million six hundred
                            seventy-seven dollars ($3,677,000) less the
                            Municipal Revenues. If applicable, the excess of the Municipal Revenues over the said amount of three million six hundred seventy-seven dollars ($3,677,000) shall be added to the Municipal Revenues for the purposes of paragraph c) below;

                         c) for the second (2nd) year: four million four hundred
                            twenty-three thousand dollars ($4,423,000) less the Municipal Revenues. If applicable, the excess of the

                            Municipal Revenues over the said amount of four million four hundred twenty-three thousand dollars ($4,423,000) shall be added to the Municipal Revenues for the purposes of paragraph d) below;

                         d) for the third (3rd) year: five million fifty-six
                            thousand dollars ($5,056,000) less the Municipal Revenues. If applicable, the excess of the Municipal Revenues over the said amount of five million fifty-six thousand dollars ($5,056,000) shall be added to the Municipal Revenues for the purposes of paragraph e) below;

                         e) for the fourth (4th) year: five million six hundred
                            eighty-nine thousand dollars ($5,689,000) less the Municipal Revenues. If applicable, the excess of the Municipal Revenues over the said amount of five million six hundred eighty-nine thousand dollars ($5,689,000) shall be added to the Municipal Revenues for the purposes of paragraph f) below;

                         f) for the fifth (5th) year: five million seven hundred
                            forty-four thousand dollars ($5,744,000) less the Municipal Revenues. If applicable, the excess of the Municipal Revenues over the said amount of five million seven hundred forty-four thousand dollars ($5,744,000) shall be added to the Municipal Revenues for the purposes of paragraph g) below;

                         g) for the sixth (6th) year: five million nine hundred
                            four thousand dollars ($5,904,000) less the Municipal Revenues. If applicable, the excess of the Municipal Revenues over the said amount of five million nine hundred four thousand dollars ($5,904,000) shall be added to the

                            Municipal Revenues for the purposes of paragraph h) below;

                         h) for the seventh (7th) year: five million nine
                            hundred four thousand dollars ($5,904,000) less the Municipal Revenues. If applicable, the excess of the Municipal Revenues over the said amount of five million nine hundred four thousand dollars ($5,904,000) shall be added to the Municipal Revenues for the purposes of paragraph i) below;

                         i) for the eighth (8th) year: five million nine hundred
                            four thousand dollars ($5,904,000) less the Municipal Revenues. If applicable, the excess of the Municipal Revenues over the said amount of five million nine hundred four thousand dollars ($5,904,000) shall be added to the Municipal Revenues for the purposes of paragraph j) below;

                         j) for the ninth (9th) year: five million nine hundred
                            four thousand dollars ($5,904,000) less the Municipal Revenues. If applicable, the excess of the Municipal Revenues over the said amount of five million nine hundred four thousand dollars ($5,904,000) shall be added to the Municipal Revenues for the purposes of paragraph k) below;

                         k) for the tenth (10th) year: five million nine hundred
                            four thousand dollars ($5,904,000) less the Municipal Revenues. If applicable, the excess of the Municipal Revenues over the said amount of five million nine hundred four thousand dollars ($5,904,000) shall be applied to reduce the annual payment for the eleventh (11th) year and, if necessary, to the instalments for subsequent years, up to the amount of the said excess;

                         l) from the eleventh (11th) year to the fifteenth
                            (15th) year inclusively: TWO MILLION ONE HUNDRED SIXTY-SIX THOUSAND SEVEN HUNDRED SIXTY-THREE DOLLARS ($2,166,763) per year;

                         m) from the sixteenth (16th) year to the twentieth
                            (20th) year inclusively: TWO MILLION THREE HUNDRED NINETY-TWO THOUSAND TWO HUNDRED EIGHTY-ONE DOLLARS ($2,392,281) per year;

                         n) from the twenty-first (21st) year to the
                            twenty-fifth (25th) year inclusively: TWO MILLION SIX HUNDRED FORTY-ONE THOUSAND TWO HUNDRED SEVENTY-ONE DOLLARS ($2,641,271) per year;

                         o) from the twenty-sixth (26th) year to the thirtieth
                            (30th) year inclusively: TWO MILLION NINE HUNDRED SIXTEEN THOUSAND ONE HUNDRED SEVENTY-SEVEN DOLLARS ($2,916,177) per year;

                         p) from the thirty-first (31st) year to the
                            thirty-fifth (35th) year inclusively: THREE MILLION TWO HUNDRED NINETEEN THOUSAND SIX HUNDRED NINETY-FIVE DOLLARS ($3,219,695) per year;

                         q) from the thirty-sixth (36th) year to the fortieth
                            (40th) year inclusively: THREE MILLION FIVE HUNDRED FIFTY-FOUR THOUSAND EIGHT HUNDRED FOUR DOLLARS ($3,554,804) per year;

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                                      -71-

        27.1.2 from the forty-first (41st) to the forty-fifth (45th) years inclusively the annual payment shall equal the greater of the following amounts:

               a)        the annual payment for the fortieth (40th) year;

               b) the annual rental value of the Immoveable, with the exception of the Emphyteutic Lessee's Improvements and the Constructions;

               c) in the event of disagreement as to the annual payment for the forty-first (41st) year, the parties shall resort to arbitration, according to the rules set forth in the CODE OF CIVIL PROCEDURE OF QUEBEC.

        27.1.3 Until the annual payment for the forty-first (41st) year has been definitively established, the annual payment for the fortieth (40th) year shall apply for the purposes of sub-paragraphs 27.1.2 and 27.1.4.

        27.1.4 The annual payment for the subsequent years of the term of the Agreement shall be adjusted every five (5) years (commencing with the forty-sixth (46th) year) to take account of any variation in the consumer price index (Montreal; all items) published by Statistics Canada (or any other equivalent index set up to replace it) which occurred during the five (5) years preceding the adjustment date, it being understood that the annual payments for any five (5) year period may not be less than the annual payment owed for the immediately preceding five (5) year period.

        27.1.5 The annual payment shall be payable in five (5) consecutive and equal payments on May 1st, June 1st, July 1st, August 1st and September 1st each year thereafter without compensation or deduction.

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                                      -72-

        27.1.6 The Emphyteutic Lessee shall pay the City an amount equal to the goods and services tax (Canada) and the Quebec sales tax (collectively the "SALES TAX") payable with respect to each instalment of the Price. The amount of the Sales Tax so payable shall be calculated in accordance with legislation applicable from time to time. Notwithstanding any other provision of the Agreement, the amount payable by the Emphyteutic Lessee with respect to the Sales Tax shall be deemed not to be included in the Price, but the City shall have the same remedies for and rights of recovering such amount as it has for the recovery of the Price. The foregoing provisions relating to the Sales Tax shall apply to any other amount payable by one party to the other under the Agreement.

        27.1.7 Should the major work expected for the Jacques-Cartier bridge for the years 2001 and 2002 be carried out and provided the Emphyteutic Lessee has operated the Business in a manner similar to the operation of the Immoveable for the year 2000, the City and the Emphyteutic Lessee agree that the annual instalments of the Price with respect to the first two years shall be reduced in the following manner:

               a) with respect to the first (1st) year, in the event the number of entrees to the portion of the Business consisting of the theme park currently known as La Ronde, to the exclusion of any parking facilities (hereinafter respectively referred to in this paragraph 24.1.7 as the "ENTREES" and "LA RONDE") is less than one million two hundred forty-nine thousand five hundred sixty-eight (1,249,568), the annual instalment of the Price shall be reduced by an amount calculated as follows: (one million two

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                                      -73-

                    hundred forty-nine thousand five hundred sixty-eight (1,249,568) less the number of Entrees for the 2001 La Ronde operating season) multiplied by (X) ten dollars ($10.00). The maximum amount of such reduction of the annual instalment of the Price shall, however, be five hundred thousand dollars ($500,000). The annual instalment of the Price for the first (1st) year shall not be increased in the event there are more than one million two hundred forty-nine thousand five hundred sixty-eight (1,249,568) Entrees for the 2001 La Ronde operating season; and

               b) with respect to the second (2nd) year, in the event the number of Entrees is less than one million two hundred ninety-nine thousand five hundred sixty-eight (1,299,568), the annual instalment of the Price shall be reduced by an amount calculated as follows: (one million two hundred ninety-nine thousand five hundred sixty-eight (1,299,568) less the number of Entrees for the 2002 La Ronde operating season) multiplied (X) by ten dollars ($10.00), up to a maximum of the unused portion of the amount of five hundred thousand dollars ($500,000) mentioned in sub-paragraph
                    27.1.7 a). The annual instalment of the Price for the second
                    (2nd) year shall not be increased in the event there are more than one million two hundred ninety-nine thousand five hundred sixty-eight (1,299,568) Entrees for the 2002 La Ronde operating season,

                                   ARTICLE 28
                            DESCRIPTION OF IMMOVEABLE

The Immoveable is described as follows:

a) Original lot TWO THOUSAND FOUR HUNDRED TWENTY-FOUR (2424) of the cadaster of the Parish of Saint-Antoine-de-Longueuil, registration division of Chambly;

b) Original lot TWO THOUSAND FOUR HUNDRED TWENTY-FIVE (2425) of the said cadaster;

c)      Part of original lot THREE HUNDRED THREE (Pt. 303) of the said cadaster:

        of irregular figure;

        bounded on the north-west, north, north-east, east and south-east by lot 2424, to the south-east, south-west and north-west by part of the said lot 303, forming part of the right-of-way of the Jacques-Cartier bridge and to the west by another part of the said lot 303;

        measuring nine hundred and fifty-three and four-tenths meters (953.4m) to the west, north-west, north, north-east, east and south-east along a serpentine line, ninety-seven and eighty-one-hundredths meters (97.80m) to the south-west, three and fifty-nine one-hundredths meters (3.59m) to the north-west, twenty-three and sixty-eight one-hundredths meters (23.68m) to the south-west and ninety-five one-hundredths (0.95m) of a meter to the south-east and four hundred and ninety-eight and two-tenths meters (498.2m) to the south, south-west, west, north-west and north along a serpentine line;

        containing an area of one hundred thirty-three thousand nine hundred sixty-five and four one-tenths square meters (133,965.4m(2)).

d)      Part of original lot THREE HUNDRED FOUR (Pt. 304) of the said cadastre:

        of irregular figure;

        bounded to the north-west, north, north-east and east by lot 2424 and to the east, south-east, south and south-west by part of the said lot 304, forming part of the right-of-way of the Jacques-Cartier bridge;

        measuring one hundred ninety-seven and one-tenth meters (197.1m) to the north-west, north, north-east and east along a serpentine line, one hundred three and thirty-five one-hundredths meters (103.35m) measured along the arc of a circle having a radius of seventy-two and eleven one-hundredths meters (72.11m) to the south-east, south and south-west, twenty-one and fifty-two one-hundredths meters (21.52m) to the south, eleven and four one-hundredths meters (11.04m) to the east, eleven meters and ninety-five one-hundredths meters (11.95m) to the south and thirty-four and sixty-two one-hundredths meters (34.62m) to the south-west;

        containing an area of four thousand seven hundred thirty-nine and one-tenth square meters (4,739.1m(2)).

e) Original lot TWO THOUSAND FOUR HUNDRED TWENTY-SIX (2426) of the said cadaster;

f)      Part of original lot THREE HUNDRED THREE (Pt. 303) of the said cadaster:

        of irregular figure;

        bounded to the north-west and north-east by another part of the said original lot (Pt. 303), forming part of the right-of-way of the

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                                      -76-

        Jacques-Cartier bridge, to the south-east and south by lot 2429 and to the west by another part of the said original lot 303;

        measuring four and forty-five one-hundredths meters (4.45m) to the north-east, ten and twenty-seven one-hundredths meters (10.27m) to the north-west, ninety-three and eight one-hundredths meters (93.08m) to the north-east, one hundred and three and forty one-hundredths meters (103.40m) to the south-east and the south along a serpentine line and thirteen and thirty one-hundreths meters (13.30m) and to the west along another serpentine line;

        containing an area of two thousand fifty and eight tenths square meters (2,050.8m(2)).

g) Original lot TWO THOUSAND FOUR HUNDRED TWENTY-NINE (2429) of the said cadastre;

h)      Part of original lot THREE HUNDRED FOUR (Pt. 304) of the said cadastre:

        of irregular figure;

        bounded to the north-east by another part of the said original lot 304, forming part of the right-of-way of the Jacques-Cartier bridge, to the north-east, east, south-east and south by another part of the said original lot 304 and to the south-west, west and north-west by lot 2429;

        measuring twenty and eighteen one-hundredths meters (20.18m) to the north-east, one hundred thirty-eight and twenty-seven one-hundredths meters (138.27m), twenty-eight and seventy-one one-hundredths meters (28.71m), thirty-four and twelve one-hundredths meters (34.12m), twenty-one and twenty-two one-hundredths meters (21.22m), fifty and sixty one-hundredths meters

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                                      -77-

        (50.60m) to the south-east, sixteen and ninety-one one-hundredths meters (16.91m), nine and seventy-two one-hundredths meters (9.72m) to the north-east, twenty-one and fifty-eight one-hundredths meters (21.58m) to the east, two and eighty one-hundredths meters (2.80m) to the south, six and fifty-eight one-hundredths meters (6.58m) to the south-east and three hundred forty and ninety-four one-hundredths meters (340.94m) to the south-west, west and north-west measured along a serpentine line;

        containing an area of five thousand five hundred seventy-four and seven tenths square meters (5,574.7m(2)).

i) Original lot TWO THOUSAND FOUR HUNDRED THIRTY (2430) of the said cadaster;

j)      Part of original lot THREE HUNDRED FOUR (Pt. 304) of the said cadaster:

        of irregular figure;

        bounded to the north-east, east, south-east and south by another part of original lot 304, to the south-west, west and north-west by lot 2429;


        measuring one hundred seven and thirty-six one-hundredths meters (107.36m) to the east, fifty-six and fifty-eight one-hundredths meters (56.58m) to the south-east, forty-five and sixty-four one-hundredths meters (45.64m), fifty-four and sixteen one-hundredths meters (54.16m), ninety-four and thirty one-hundredths meters (94.30m), eighteen and twenty-seven one-hundredths meters (18.27m) to the east, thirteen and eighty-five one-hundredths meters (13.85m) to the north-east, eighty-eight and forty-eight one-hundredths meters (88.48m) to the east, twenty-four and twenty-five one-hundredths meters (24.25m) to the south and four hundred

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                                      -78-

        eighty-six and forty one-hundredths meters (486.40m) to the south-west, west and north-west measured along a serpentine line;

        containing an area of four thousand two hundred thirty-nine and two-tenths square meters (4,239.2m(2)).

The total area of the land identified by paragraphs a) through j) is five hundred fifteen thousand four hundred forty-two and seven tenths square meters (515,442.7 m(2)).

The whole as indicated on the plan prepared by Sylvie Gauthier, surveyor, on the tenth (10th) day of April, 2001 under her minute 721, file 19509, which remains attached hereto as Schedule 28 after being recognized as a true copy and signed NE VARIETUR for the purpose of identification by the representatives of the parties and the undersigned Notary.

The Immoveable includes all the buildings, appurtenances and dependencies erected thereon, with the exception of the Facilities, Sculpture and pillars, abutment wall, concrete structure and metal structure mentioned in paragraph
12.4 which shall remain the property of the City. The buildings, appurtenances and dependencies erected on and forming part of the Immoveable as of the date of execution hereof are referred to as the "EXISTING STRUCTURES".

                                   ARTICLE 29
                               GENERAL PROVISIONS

29.1 Any sum of money owed by the Emphyteutic Lessee to the City hereunder or vice versa shall be payable in lawful money of Canada and shall bear interest at the rate set by the Municipal Council of the City for amounts owed to the City, in force on the date payment is due, from the day it becomes due to the day it is paid.

29.2 The Emphyteutic Lessee shall not sell, assign or in any other manner transfer the Agreement or any interest herein without the prior

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                                      -79-

        written consent of the City, which consent may not be unreasonably withheld or delayed; provided, however, that the Emphyteutic Lessee may assign the Agreement without such consent to (a) a member of the same group (as such term is currently defined in the CANADA BUSINESS CORPORATIONS ACT) as its general partner or Six Flags, Inc. or to a wholly-owned subsidiary of the Emphyteutic Lessee or of a member of the same group as its general partner or Six Flags Inc. (a "MEMBER OF THE SAME GROUP"); (b) any entity into or with which the Emphyteutic Lessee or a Member of the Same Group may be merged or consolidated, provided that the resulting entity is a Member of the Same Group. The consent of the City may not be refused with respect to an assignee which (i) has such financial standing and responsibility as to give reasonable assurance that all of the Emphyteutic Lessee's obligations under the Agreement following the assignment will be performed, and (ii) has such experience in the operation of the Business then being operated on the Complex to give reasonable assurance that such Business will continue to be operated at the level and in accordance with the standards maintained prior to the assignment. In the event of any assignment pursuant to this paragraph, the Emphyteutic Lessee shall continue to be liable to the City for each and every obligation of the Emphyteutic Lessee pursuant to the Agreement for the remainder of the term hereof. Any assignee shall assume each and every obligation of the Emphyteutic Lessee pursuant to the Agreement. Notwithstanding anything to the contrary herein, the guarantee of Six Flags, Inc. shall remain in effect following any assignment or transfer of the Agreement, unless the City is satisfied that the net book value of a substitute guarantor or the assignee is not less than that of Six Flags, Inc. as of the date of the assignment and, in the case of a substitute guarantor, the substitute guarantor has executed and delivered to the City a substitute guarantee similar to that given by Six Flags, Inc. hereunder; in

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                                      -80-

        both of the foregoing events the guarantee of Six Flags, Inc. shall terminate.

29.3 The word "DAY" means "CALENDAR DAY" herein, and the computation of time shall include all Saturdays, Sundays and holidays for the purpose of determining time periods specified herein, provided that if the date or last date to perform any act, make any payment or give any notice shall fall on a Saturday, Sunday or holiday in the Province of Quebec, such act, payment or notice may be timely performed, made or given on the next following day which is not a Saturday, Sunday or a holiday in the Province of Quebec. For purposes of counting the number of days from or after an event, the date upon which the event occurred shall not be counted.

29.4 The Complex may not be the subject of a declaration of co-emphyteusis or co-ownership or subdivided.

29.5 Any notice, communication or reply (hereinafter referred to as the "NOTICE") in the Agreement provided or permitted to be provided, made or given by either party shall be in writing and, unless otherwise in the Agreement expressly provided, shall be given or served by mail, postage paid and registered or certified and addressed to the party to be notified, with return receipt requested, or by delivering the same in person to such party, or by delivering the same by facsimile transmission with confirmation of receipt. The Notice shall be effective, unless indicated otherwise in the Agreement, upon delivery, either in person or by mail, or confirmation of delivery by facsimile transmission. For purposes of the Notice, the addresses of all recipients shall, until changed as hereinafter provided, be as follows:

                         VILLE DE MONTREAL
                         c/o The City Clerk
                         Montreal City Hall
                         275 Notre-Dame St. E.
                         Montreal, Quebec, Canada
                         H2Y 1C6

                         PARC SIX FLAGS MONTREAL LLP
                         c/o Six Flags, Inc.
                         122 East 42nd Street, 49th Floor
                         New York, NY 10168 U.S.A.

                         Attention:       Mr. James F. Dannhauser

                         Fax No.:         (212) 949-6203

        with a copy to:

                         PARC SIX FLAGS MONTREAL LLP
                         c/o Six Flags, Inc.
                         122 East 42nd Street, 49th Floor
                         New York, NY  10168 U.S.A.

                         Attention:       Mr. James M. Coughlin

                         Fax No.:         (212) 949-6203

        However, each party hereto may, by written Notice served on the other party, indicate another address or another recipient to which or to whom all subsequent Notices are to be served.

        Should it be impossible for a party hereto to serve such notice at the above-mentioned address, it may be served on the other party by leaving a copy at the Office of the Prothonotary of the Superior Court for the District of Montreal

29.6 Within ten (10) days of written notice from a party to such effect, the other party shall deliver to the party having requested it a declaration or attestation as to the status of the Agreement, stating, inter alia: that the Agreement is in effect and has not been modified (or, if it has been modified, that the Agreement is in effect as modified and indicating the agreed-upon modifications); the amount of the Price payable at the time as well as the date on

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                                      -82-

        which the latest instalment of the Price was made; whether or not there is a Default or actual or alleged failure on the part of either party with respect to which a Preliminary Notice, Notice of Termination or other notice has been given and, if such a Default or failure exists, indicating the nature and duration of such Default or failure, as well as all other matters relating to the Agreement with respect to which a party may reasonably require such declaration or attestation.

29.7 The Emphyteutic Lessee shall pay the cost of publication of the Agreement and of one (1) copy bearing a publication number for the City. Each party shall be responsible for the costs and fees of all its consultants with respect hereto, including all legal fees and disbursements.

29.8 The City shall not be required to provide titles, a certificate of location or certificate of search with respect to the Complex, except for those in its possession.

29.9 The Agreement shall be interpreted by and governed in accordance with the laws of the Province of Quebec. If any provision of the Agreement is determined to be void, voidable or incompatible with the emphyteutic nature of the Agreement, by a final decision of a court of competent jurisdiction, such provision shall be considered separate and distinct from the Agreement, which shall remain in effect as if such provision had never been included, subject to its coming into effect again at a later date if it is no longer void or voidable.

        However, the parties agree to replace such provision by a valid provision which shall as far as possible have the same legal and financial impact.

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                                      -83-

29.10 As long as the Agreement is in effect, the City acknowledges that the Emphyteutic Lessee shall enjoy all the rights, with respect to the Immoveable and the Improvements, granted to it under articles 1195 and following of the CIVIL CODE OF QUEBEC, even if the Agreement is determined not to be an emphyteusis, the whole subject to the provisions of the Agreement.

29.11 The City and the Emphyteutic Lessee hereby acknowledge and confirm their express wish and intention that the Agreement constitute an emphyteusis. However, should the Agreement be determined not to be an emphyteusis by a final decision of a court of competent jurisdiction, the parties agree to sign any necessary deed or document to give the Emphyteutic Lessee temporary real rights (including rights of superficie) equal to those which the parties intended to create hereby, provided the City's rights remain reasonably similar.

29.12 The Agreement, including the schedules hereto, constitute the entire agreement between the parties hereto pertaining to any matter and shall cancel and replace any prior undertaking, agreement, negotiation or discussion, whether verbal or written, between the parties and relating hereto. There is no declaration, condition, warranty or ancillary agreement between the parties, whether express, implied or by law, other than those expressly mentioned herein.

                                   ARTICLE 30
                                  INTERVENTION

30.1 And to the present comes and intervenes Six Flags, Inc., a duly constituted corporation having its head office in the City of New York, State of New York, United States of America, herein acting and represented by Mr. James F. Dannhauser, its Chief Financial Officer, duly authorized for the purposes of this intervention pursuant to a resolution adopted by its Board of Directors at a meeting held on the twenty-fifth (25th) day of April, two thousand one (2001), a copy of which remains attached hereto after being recognized as a true copy and signed NE VARIETUR by the said representative and the undersigned Notary (the "GUARANTOR"), to declare as follows:

        30.1.1 Subject to paragraph 29.2 hereof, the Guarantor hereby guarantees jointly and severally with the Emphyteutic Lessee all the obligations of the Emphyteutic Lessee under the Agreement, including the payment of the Price, hereby waiving all benefits of discussion and division.

        30.1.2 The Guarantor irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Quebec to decide on any litigation, action or proceeding and to settle any dispute which may directly or indirectly arise from the Agreement; to such effect, the Guarantor waives its right to set up any exception it may make to decline the jurisdiction of such courts based on their absence of jurisdiction or the inconvenience which may be caused to it by the institution of procedures before them.

               This attribution of jurisdiction shall not, however, limit the right of the City to institute proceedings against the Guarantor before any other court having jurisdiction to the extent allowed by law.

                                   ARTICLE 31
                     MENTIONS REQUIRED PURSUANT TO SECTION 9
                         OF THE ACT RESPECTING DUTIES ON
                            TRANSFERS OF IMMOVEABLES

31.1    The parties hereto declare:

        a)     the name of the transferor is VILLE DE MONTREAL;

        b) the address of the principal place of business of the transferor is 275 Notre-Dame St. E, Montreal, Quebec, H2Y 1C6;

        c)     the name of the transferee is Parc Six Flags Montreal LLP;

        d) the address of the principal place of business of the transferee is 1501, McGill College Avenue, 26th floor, Montreal, Quebec, H3A 3N9;

        e) the immoveables which are the object of the Agreement are entirely situated on the territory of the City of Montreal;

        f) the amount of the consideration for the rights granted under the Agreement is THIRTY-SEVEN MILLION FIVE HUNDRED THIRTY-THREE THOUSAND EIGHT HUNDRED TWENTY-TWO DOLLARS ($37,533,822);

        g) the amount constituting the basis of imposition of the transfer duties, according to the transferor and the transferee, is THIRTY-SEVEN MILLION FIVE HUNDRED THIRTY-THREE THOUSAND EIGHT HUNDRED TWENTY-TWO DOLLARS ($37,533,822);

        h) the amount of the transfer duties is FIVE HUNDRED SIXTY-ONE THOUSAND FIVE HUNDRED SEVEN DOLLARS ($561,507.33).

WHEREOF ACT PASSED in the City of Montreal on the date first hereinabove written, under the number two thousand six hundred and eleven (2611) of the minutes of Mtre. Robert Coulombe.

AND after these presents had been duly read, the parties have with the undersigned Notary and in his presence signed.

                                   VILLE DE MONTREAL

                                   Per:     /s/ Diane Charland, clerk
                                            ------------------------------------

                                   PARC SIX FLAGS MONTREAL LLP,
                                   represented by Parc Six Flags Montreal Inc.

                                   Per:     /s/ James M. Coughlin
                                            ------------------------------------

                                   SIX FLAGS, INC.

                                   Per:     /s/ James F. Dannhauser
                                            ------------------------------------

                                   /s/ Robert Coulombe, Notary
                                   ---------------------------------